U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549

                              _____________________


                                     FORM 10
                              _____________________


                 GENERAL FORM FOR REGISTRATION OF SECURITIES OF
                           SMALL BUSINESS REGISTRANTS


                             Under Section 12(g) of
                       The Securities Exchange Act of 1934
                              _____________________


                            APPLIED NANOSCIENCE INC.
                      _____________________________________
                      (Name of small issuer on its charter)


            Nevada                                               47-0880782
_______________________________                              ___________________
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)



                                1902 Wright Place
                                    Suite 200
                               Carlsbad, CA 92008
                    ________________________________________
                    (Address of principal executive offices)
                                   (zip code)


                                 (760) 918-5560
                         _______________________________
                         (Registrant's telephone number)


        Securities to be registered pursuant to Section 12(b) of the Act:

                                      none

        Securities to be registered pursuant to Section 12(g) of the Act:

                               $.001 COMMON STOCK
                               __________________
                                (Title of Class)


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                                TABLE OF CONTENTS
                                                                            Page
PART I

Item 1.   Description of Business                                             3

Item 1A.  Risk Factors                                                        3

Item 2.   Management Discussion and Analysis or Plan of Operation             9

Item 3.   Description of Property                                            12

Item 4.   Security Ownership of Certain
            Beneficial Owners and Management                                 12

Item 5.   Directors, Executive Officers, Promoters
            and Control Persons                                              13

Item 6.   Executive Compensation                                             15

Item 7.   Certain Relationships and
            Related Transactions                                             16

Item 8.   Description of Securities                                          16

PART II

Item 1.   Market for Common Equities and Related Stockholder
            Matters                                                          17

Item 2.   Legal Proceedings                                                  21

Item 3.   Changes in and Disagreements with Accountants                      21

Item 4.   Recent Sales of Unregistered Securities                            21

Item 5.   Indemnification of Directors and Officers                          26

PART F/S

          Financial Statements                                               27

PART III

Item 1.   Index to Exhibits                                                  28

          Signatures                                                         29


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                                     PART I


ITEM 1.  DESCRIPTION OF BUSINESS

          Applied Nanoscience Inc. (sometimes the "Company") was incorporated on May 9, 2002 under the laws of the state of Nevada. Its original name was Edgar Services, Inc.

          We were formed to provide Edgar filing services and to provide Edgar information. Unable to compete effectively in connection with providing Edgar filing services, we entered into a Share Exchange Agreement with the shareholders of Applied Nanoscience Inc. (sometimes "Applied").

          The Share Exchange Agreement was entered into on September 1, 2005 and Applied was deemed to be the accounting acquirer when acquired by the Company. The share exchange was deemed to be a reverse acquisition under the purchase method of accounting for business combinations. Accordingly, the combination of the two companies was recorded as a recapitalization of the Company pursuant to which Applied was treated as the continuing entity.

          Applied was founded in June 2004 to commercialize an innovative and proprietary Nanoparticle - Enhanced - Filtration - Technology platform ("NEFT"TM). The unique performance characteristics of the NEFT platform enable it to not only filter bacteria and viruses from the air, but also act as a destructive adsorbent to destroy microorganisms that come in contact with the filtration media. The filter efficiency is 99.99% at 0.03 microns. The nanoparticle-coated media has been successfully tested by an independent laboratory, and we believe that it can be customized to many specific applications including: emergency response, transportation, and shelter/building ventilation. When combined, the broad spectrum potential forms a very significant market opportunity to compete with the most effective filters currently marketed.

ITEM 1A.  RISK FACTORS

          You should consider carefully the following risk factors, the information contained in this Form 10SB12G and the other information to which we have referred you. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

          Some of the statements contained in this Form 10SB12G discuss future expectations, or state other forward-looking information. Those statements are subject to known and unknown risks, uncertainties and other factors, several of which are beyond our control that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions. In light of the risks, assumptions, and uncertainties involved, there can be no assurance that the forward looking information contained in this Form 10SB12G will in fact transpire or prove to be accurate.


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1.        Due to our history of operating losses, our independent registered public accounting firm is uncertain that we will be able to continue as a going concern.

            The financial statements have been prepared assuming that we will continue as a going concern. During the nine month period ended September 30, 2007, we suffered a net loss of $(822,695). During the fiscal year ended December 31, 2006, we suffered net loss of ($1,781,488). At September 30, 2007 there was a working capital deficit of $369,703. The independent registered public accounting firm`s report issued in conjunction with the financial statements for the year ended December 31, 2006 contains an explanatory paragraph indicating that the foregoing matters raise substantial doubt about our ability to continue as a going concern.

2. Our working capital is limited. We will need additional capital to fund our operations and finance future growth, and we may not be able to obtain it on terms acceptable to us or at all. This will impede our growth and operating results.

          We have limited working capital on hand. Our ability to continue operations and operate as a going concern may depend on our ability to borrow funds from unrelated third parties or acquire capital by the sale of Common Stock. As of this date, we have generated limited income and there can be no assurance that any such income will be forthcoming in the future. Our inability to fund our operations will impede our growth and operating results and may also result in a decline or loss in the trading price of our Common Stock.

3. There is no assurance that we can generate net income, increase revenues or successfully expand our operation in the future.

          Our business operations will be harmed if we need and are unable to obtain additional funding.

          We do not know whether additional financing will be needed or available when needed, or if it is available, whether it will be available on acceptable terms. Insufficient funds may prevent us from implementing our business strategy or may require us to delay, scale back or eliminate certain opportunities for the promotion of our technology and products.

          If we cannot generate adequate royalty, sales or other revenue, then we may be forced to cease operations. In order to succeed as a company, we must continue to develop commercially viable technology or products and sell these at a high enough price to generate a profit. We may not accomplish these objectives. Even if we are successful in increasing our revenue base, a number of factors may affect future sales of our technology or products. These factors include:

          - Whether our technology is accepted in the marketplace.
          - Whether competitors produce superior products.
          - Whether the cost of our product continues to be competitive in the marketplace.


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          Our inability to fund our operations will impede our growth and operating results and may also result in a loss of your investment.

4. Because we have limited experience, we may be unable to ascertain risks relating to the industry and therefore, we may not be able to successfully market and distribute our products.

          We have limited experience in the licensing of our patents and may not be aware of all the customs, practices and competitors in our industry. The consultants that we plan to retain may not have had sufficient experience to enable us to completely understand the characteristics of the industry. There can be no assurance that we will properly ascertain or assess any and all risks inherent in this industry.

          In addition, our success depends, in part, on our ability to continue licensing or marketing and distributing our technology effectively. We have limited experience in the sale or marketing of technology. We have limited marketing or distribution capabilities and we will need to retain consultants that have contacts in and understand our products marketplace. We may not be successful in entering into new marketing arrangements, whether engaging independent distributors or recruiting, training and retaining a larger internal marketing staff and sales force.

          There are a number of companies, universities and research organizations actively engaged in research and development of technology that may be similar to our processes. Our competitors may have substantially greater assets, technical staffs, established market shares, and greater financial and operating resources than we do. There is no assurance that we can successfully compete.

5. Since there may be competing technology in the future, we may experience price declines.

          Some of our competitors are larger and better financed with more resources to devote to development and technological innovation. If such competitors develop products that can be produced less expensively than our products, we could suffer the adverse effects of acceptance of our technology which may affect our profitability.

6. Since our Board approves our own compensation and we do not have a formal plan or standard agreement with our directors for such compensation that has been submitted to shareholders for approval, there is a potential conflict of interest.

            We do not have a formal plan or standard agreement with our directors for annual compensation in cash or shares. No director compensation has been paid. Officers are also directors. We have issued Common Stock in lieu of deferred compensation to certain officers and consultants. During 2006, an officer received 360,000 shares of Common Stock as partial compensation for his services and during 2007, the officers received 435,000 shares as partial compensation for services rendered. The shares were not issued pursuant to a stock plan and were not voted on by the shareholders.

            Nevada statutes provide that the board, without regard to personal interest, may establish its own compensation for services in any capacity. Such compensation is presumed to be fair to the corporation. However, this means of


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providing for director compensation has a potential for conflicts of interest since directors are approving their own compensation.

          We may issue additional shares, options and warrants and we may grant stock options to our employees, officers, directors and consultants under future stock option plans, all of which may further dilute our net tangible book value. The dilution of our shares could lower the price a willing buyer would pay for our shares based on the fact our net asset value per share and/or our earnings ratio per share would be reduced.

7. Our patents may be subject to challenge and may be invalid and provide us with no patent protection. Because of our reliance is on both patents and trade secrets, we may be at risk for potential claims or litigation related to our technology.

          In certain cases, where the disclosure of information required to obtain a patent would divulge proprietary data, we may choose not to patent parts of the proprietary technology and processes which we have developed or may develop in the future and rely on trade secrets to protect the proprietary technology and processes. The protection of proprietary technology through claims of trade secret status has been the subject of increasing claims and litigation by various companies both in order to protect proprietary rights as well as for competitive reasons even where proprietary claims are unsubstantiated. The prosecution of proprietary claims or the defense of such claims is costly and uncertain given the uncertainty and rapid development of the principles of law pertaining to this area.

          We may also be subject challenge or to claims by the United States Patent office and other parties with regard to our patents and the use of technology information and data which may be deemed proprietary to others.

Risks Related To Our Stock

 1. Our issuance of further shares and the eligibility of issued shares for resale will dilute our Common Stock and could cause our stock price to decline.

          Our stock price may decline by future sales of our shares or the perception that such sales may occur. If we issue additional shares of Common Stock in private financings under an exemption from the registration laws, then those shares will constitute "restricted shares" as defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). The restricted shares may only be sold if they are registered under the Securities Act, or sold under Rule 144, or another exemption from registration under the Securities Act.

2. Our outstanding restricted shares of Common Stock are eligible for sale pursuant to Rule 144.

          We are unable to estimate the amount, timing, or nature of future sales of outstanding Common Stock. Sales of substantial amounts of our Common Stock in the public market may cause the stock's market price to decline.


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3.        Our stock price can be extremely volatile. Our Common Stock is traded on the Pink Sheets.

          There can be no assurance that an active public market will continue for the Common Stock, or that the market price for the Common Stock will not decline below its current price. Such price may be influenced by many factors, including, but not limited to, investor perception of us and our industry and general economic and market conditions. The trading price of the Common Stock could be subject to wide fluctuations in response to announcements of our business developments or our competitors, quarterly variations in operating results, and other events or factors. In addition, stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of companies, at times for reasons unrelated to their operating performance. Such broad market fluctuations may adversely affect the price of our Common Stock.

4. You will not receive dividend income from an investment in the shares and as a result, the purchase of the shares should only be made by an investor who does expect a dividend return on the investment.

          We have never declared or paid a cash dividend on our shares nor will we in the foreseeable future. We currently intend to retain any future earnings, if any, to finance the operation and expansion of our business. Accordingly, investors who anticipate the need for immediate income from their investments by way of cash dividends should refrain from purchasing any of our securities. As we do not intend to declare dividends in the future, you may never see a return on your investment and you indeed may lose your entire investment.

5. Our Common Stock has traded on a sporadic basis on the so-called "Pink Sheets" and you may have a limited or no ability to sell the shares.

          There is no established public trading market for our shares of Common Stock. Our shares are traded on the so-called "Pink Sheets" under the symbol APNN. There can be no assurance that a market for our Common Stock will be established or will be sustained. Therefore, if you purchase our Common Stock you may be unable to sell them. Accordingly, you should be able to bear the financial risk of losing your entire investment.

          When this Form 10SB12G becomes effective with the Securities and Exchange Commission, we will be deemed to be reporting Registrant for purposes of have our shares traded on the OTC Bulletin Board System. Only market makers can apply to quote securities. Market makers who desire to initiate quotations in the OTC Bulletin Board system must complete an application (Form 211) (unless an exemption is applicable) and by doing so, will have to represent that it has satisfied all applicable requirements of the Securities and Exchange Commission Rule 15c2-11 and the filing and information requirements promulgated under the Financial Industry Regulatory Authority, Inc. ("FINRA") Bylaws. The OTC Bulletin Board will not charge us with a fee for being quoted on the service. FINRA rules prohibit market makers from accepting any remuneration in return for quoting issuers' securities on the OTC Bulletin Board or any similar medium. The FINRA will review the market maker's application (unless an exemption is applicable) and if cleared, it cannot be assumed by any investor that any federal, state or self-regulatory requirements other than certain FINRA rules and Rule 15c2-11 have been considered by the FINRA. Furthermore, the clearance should not


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construed by any investor as indicating that the FINRA, the Securities and
Exchange Commission or any state securities commission has passed upon the accuracy or adequacy of the documents contained in the submission.

          The OTC Bulletin Board is a market maker or dealer-driven system offering quotation and trading reporting capabilities - a regulated quotation service - that displays real-time quotes, last-sale prices, and volume information in OTC equity securities. The OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchanges. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting market makers or dealers in stocks.

6. If we fail to remain current on our reporting requirements, we may not be eligible to be listed on or could be removed from the OTC Bulletin Board which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

          Companies trading on the OTC Bulletin Board, must be reporting Registrants under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board.

          If we fail to remain current on our reporting requirements, is listed on the OTC Bulletin Board System, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

7. Our Common Stock is subject to the "penny stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

          The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

          In order to approve a person's account for transactions in penny stocks, the broker or dealer must: (i) obtain financial information and investment experience objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

          The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form: (i) sets forth the basis on


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which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

          Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our Common Stock and cause a decline in the market value of our stock.

          Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

ITEM 2.  MANAGEMENT DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Management Discussion and Analysis

Going Concern and Development Stage

            Our auditor's going concern opinion of December 31, 2006 and our notation in the financial statements indicate that we do not have significant cash or other material assets and we are relying on the sale of our securities or on advances from stockholders, officers and directors to meet operating expenses. We do not have sufficient cash or other material assets or do we have sufficient operations or any other established source of revenue to cover our operational costs that would allow us to continue as a going concern. We are insolvent in that we are unable to pay our debts in the ordinary course of business as they become due. We do not have income to pay our debts in the ordinary course of business as they become due. Our financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts and classification of liabilities that might result should we be unable to continue as a going concern.

Liquidity and Operational Results.

            We have had total revenues from January 1, 2007 to September 30, 2007 of $0 as compared to the total revenues from January 1, 2006 to September 30, 2006 of $105,848.

            The limited revenues that we have are solely from EFP and there is no assurance that we will be able to continue to collect funds from EFP, if they continue to use our technology.

            As of September 30, 2007, we have tangible assets of $9,982 and intangible assets of $108,329. We have limited or no liquidity.

            As of December 31, 2006, we had total liabilities of $785,329 and we had a deficit of $(228,008). As of December 31, 2005, we had total liabilities of $315,098 and we had a deficit of $(101,586). As of September 30, 2007, we had total liabilities of $407,576 and we had a deficit of $(245,138).

            Our accounts payable as of December 31, 2005 were $4,500, as of December 31, 2006 were $0 and as of September 30, 2007 were $0.

            Our loss from inception through December 31, 2006 was $(2,789,969) and our loss from inception through September 30, 2007 was $(3,612,664)or a decrease for the nine months then ended of $(822,695).

            During the fiscal year ending December 31, 2006, we incurred expenses of $1,832,580. As of September 30, 2007, our loss for the nine months then ended was $(822,695).


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Litigation Commitment

            On July 27, 2006, an action was filed by Nanoscale Materials, Inc. against us and our President, and against Doug Beplate and EFP. On July 5, 2007, the parties entered into a settlement agreement which contained provisions for the dismissal of all claims and counterclaims filed in the action subject to an initial payment by the defendants of $150,000, with a subsequent payment of $450,000 within ninety days. As of December 31, 2006, the Company's had accrued such amounts on our financial statements. As of the date hereof, we have paid all amounts due and the litigation has been settled. All amounts have been reflected on our financial statements and we do not believe the settlement and the payment of the amounts due will have any impact on our financial statements.

Source of Operating Capital

            During the fiscal year ending December 31, 2007, we sold and issued 2,962,193 shares of Common Stock to certain accredited investors at $.335 per share for total proceeds of $992,334. The proceeds were used to provide us with liquidity during the year, provide funds to pursue our pending patents, and to fund our litigation commitment. We anticipate the need for additional funding to complete our transaction or series of transactions to combine us with EFP, even though the transaction will be an all stock transaction. This additional funding will be for legal and accounting costs and expenses of the transaction.

            The Company is obligated to issue 9,205,067 warrants to purchase additional shares of Common stock at $.50 per share as of the date of this filing. These warrants expire at various dates between December 31, 2008 and September 26, 2009.

Our Business

          Our business is to commercialize our proprietary Nanoparticle - Enhanced - Filtration - Technology platform ("NEFT"TM).

          NEFT combines any type of nanoparticle that is known or engineered to be capable of destroying bacteria, fungi, viruses, or toxins with one or more hydrophobic or hydrophilic filters. The filter media can be coated with one or more nanoparticles, or have nanoparticles impregnated into an existing filter to target specific viruses, harmful bacteria and fungi in ambient air. The nanoparticles can be in the form of either powder or a pellet. When pellets are employed, the hydrophobic or hydrophilic filter is placed adjacent to the nanoparticles.

          NEFT 's competitive advantage, as compared to existing high efficiency particulate filters ("HEPA") is its vastly superior filtration efficiency and broad spectrum efficiency against viral and bacterial challenges. NEFT will eliminate the possibility of a filter-based breeding ground for bacteria and other pathogens, serving as a destructive absorbent to eradicate harmful microorganisms, while maintaining a high level of airflow capacity, a basic requirement of any useful air filter.

          We have developed and filed an application with the United States Patent and Trademark Office ("USPTO") on a proprietary silver nanoparticle formulation which has demonstrated remarkable efficacy performance against a broad spectrum of bacteria, virus, and fungi. The formulation has been validated to exhibit this performance when applied to filter media at multiple independent BSL-3 laboratories. Highly successful "real world" testing results have been achieved against the H9N2 avian influenza simulant, staphylococcus aureus including the viral MRSA strain, streptococcus pneumoniae, and others. This patent-pending formulation can be customized and applied to virtually any existing air filtration system.

          We have a licensing agreement for military and environmental mask applications with Emergency Filtration Products, Inc. (EFP) which has initiated manufacturing of its NanoMask(TM) incorporating NEFT. This timely product has


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considerable international potential as a personal protection mask and domestically for hospital personal. For domestic sales, an FDA submission is currently underway.

          We will aggressively pursue additional licensing agreements to further commercialize NEFT in the growing air filtration industry. This market's growth rate is influenced by a variety of factors including, the ever-increasing likelihood of a biological and/or chemical terrorism attack, and the growing concerns of infectious disease outbreaks such as Severe Acute Respiratory Syndrome (SARS), or the Avian Bird Flu. The world market for improved air filtration is expected to increase due to continued expansion of commercial and institutional markets, as well as increases in prices due to demand for higher performance products.

          We believe that many potential applications for the NEFT platform exist. For example, modern jetliners with a mix of fresh and recirculated air, are veritable incubators of potential disease; condensation on the inside walls of ducting which facilitates the growth of fungus, yeast and bacteria. The application of nanoparticles to the filter media significantly reduces or eradicates the growth of such pathogens. Likewise, in automobiles, when contaminants make their way through the heating, ventilation and air conditioning system, they become concentrated over time. The application of nanoparticle treated filtration to these systems would reduce or eliminate these contaminants. These are but a few of the potential commercial applications of this technology. We are very confident that licensure of the NEFT platform customized for specific applications will initiate advancement and provide competitive advantage to companies in major consumer markets.

Patents

          We currently have two distinct patent efforts being pursued by our patent counsel.

          The first of these general inventions is for a Filtering Device Incorporating Nanoparticles. A patent has been granted for this invention in Taiwan. We have been informed that a patent will issue as a matter of course in Singapore. Patent applications for this first general invention have also been filed in the European Patent Office, Australia, Brazil, Canada, China, Egypt, India, Indonesia, Israel, Japan, Korea, Mexico, New Zealand, Norway, the Philippines, Russia, the United States and Vietnam.

          The United States is the only country other than Taiwan and Singapore where a substantive response has been issued by the relevant patent office. The Examiner in the USPTO has concluded that this first general invention is actually three distinct inventions and this initial filing has since been broken down into the following three divisional filings: (i) placing pellets of nanoparticles adjacent to a filter; (ii) coating a filter with a powder of nanoparticles; and (iii) having nanoparticles impregnated into an existing filter. For clarity, these three related distinct inventions will be collectively termed, consistent with the nomenclature specified above, the "first general invention" and individually termed the "pellet related invention," the "powder related invention" and the "impregnation related invention."

          Only the pellet related invention has been examined so far. Although the Examiner has given a final rejection concerning this invention, an appeal has been filed with the USPTO Board of Patent Appeals since we believe the


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Examiner was wrong. A brief in support of this appeal has been filed. We have no reason currently to conclude that a patent will not be given in the United
States for the pellet related invention.

          Examination of the pellet related invention was selected by the Company to proceed prior to examination of the powder related invention and the impregnation related invention. This was because the powder related invention and the impregnation related invention seemed more important and commercially valuable. Before having the two more commercially important related inventions examined, it was desired to determine what information beneficial for the prosecution of the two more commercially related inventions could be learned from the examination of the least commercially important related invention. We believe that patents should be granted for all the related inventions, i.e., for the entire first general invention, although there is no way to guarantee such an outcome.

          The second general invention is currently the subject of a patent application only in the United States, although filings in other countries will likely follow. All necessary filings to allow a comprehensive foreign application effort have been met. This invention is a novel antimicrobial composition which has demonstrated broad spectrum capability in testing against harmful airborne pathogens. There has been a positive substantive response by the USPTO concerning this second general invention allowing several of the claims sought.

Sales

          In fiscal 2006, transactions with EFP accounted for approximately 100% of our total sales in terms of revenue compare and 100% for the prior consecutive year. Our success depends, in part, on our ability to license or market and distribute our technology effectively and we are currently attempting to enter into new marketing arrangements with other companies to reduce our reliance on EFP.

Employees

          As of the date hereof, we have one fulltime employee. We will be marketing our technology by retaining consultants that understand our technology and have contacts in the market place.

Pending Transactions

          On July 30, 2007, we entered into a letter of intent with EFP to combine the two companies in an all stock transaction. The letter of intent is subject to: (i) the completion of satisfactory due diligence; (ii) the preparation and execution of definitive agreements; (iii) the final approval by both boards of directors; (iv) obtaining approval of the merger by shareholders of each company, and; (v) a registration statement becoming effective.

          The terms of this letter of intent call for us to issue approximately 34,875,000 shares of our Common Stock and 17,437,500 warrants for the purchase of additional shares in exchange for the approximately 45,250,000 outstanding shares of EFP. The EFP shareholders will receive 0.77 shares of our Common Stock for every one share of EFP, plus one warrant to purchase an additional share of our Common Stock for every two shares of EFP converted. The ratio is designed so that EFP shareholders will own approximately 62% of the combined resulting company, prior to any adjustments for warrant exercise of future financings.


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ITEM 3.  DESCRIPTION OF PROPERTY

          We presently occupy office space pursuant to an Agreement of Lease entered into on November 19, 2007 with HO, a member of the Regus Group. We believe that the office space meets our needs for the foreseeable future.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          (a) Security Ownership of Certain Beneficial Owners. The following table sets forth the security and beneficial ownership for each class of our equity securities for any person who is known to be the beneficial owner of more than five (5%) percent of the Company.

                   Name and                    Amount and
                   Address of                  Nature of
                   Beneficial                  Beneficial     Percent
Title of Class       Owner                       Owner        of Class
______________________________________________________________________

 Common           Thomas K. Allen              1,382,406        5.84
                  1704 Mulligan Place
                  Hesperia, CA  92345

                  Patrick J. Gorman            1,055,266 (1)    4.46
                  6 Anna Court
                  West Islip, NY  11795

                  Douglas Beplate              1,789,210        7.56
                  3512 E. 6200 S.
                  Holladay, UT  84121

                  Thompson E. Fehr             2,795,026       11.82
                  5025 Adams Avenue
                  Suite 300
                  Ogden, UT  84403


                  El Coronado Holding LLC      1,405,00         5.94
                  4673 Christopher Place
                  Dallas, TX 75204

          1. GF Consultants of NY Inc. own 635,000 shares. GF Consultants of NY Inc. is owned equally by Patrick J. Gorman and Diana Gorman (the wife of Patrick J. Gorman). Diana Gorman also owns 27,000 shares and Patrick J. Gorman disclaims any interest in said 27,000 shares and one half of the shares owned by GF Consultants of NY Inc.

          The total of the Company's outstanding shares of Common Stock are held by 96 shareholders including Cede & Co.

          (b) Security Ownership of Management.

          The following table sets forth the ownership for each class of equity securities of the Company owned beneficially and of record by all of our directors and officers.


                   Name and                    Amount and
                   Address of                  Nature of
                   Beneficial                  Beneficial     Percent
Title of Class       Owner                       Owner        of Class
______________________________________________________________________

Common            Thomas K. Allen              1,382,406        5.84
                  1704 Mulligan Place
                  Hesperia, CA  92345

                  Patrick J. Gorman            1,055,266 (1)    4.46
                  6 Anna Court
                  West Islip, NY  11795

                  Michael Hertzberg              481,931 (2)    2.04
                  5620 Lembeth Road
                  Bethesda, MD 20814

                  Thomas Glenndahl               467,006        1.97
                  114 Trinidad Drive
                  Tiburon, CA 94920

Common            All Officers and             3,386,609       14.32
                  Directors as a Group
                  (four [4] individuals)

          1. GF Consultants of NY Inc. own 635,000 shares. GF Consultants of NY Inc. is owned equally by Patrick J. Gorman and Diana Gorman (the wife of Patrick J. Gorman). Diana Gorman also owns 27,000 shares and Patrick J. Gorman disclaims any interest in said 27,000 shares and one half of the shares owned by GF Consultants of NY Inc.

          2. 467,006 shares are held Trade Logistics & Strategies LLC, a single member limited liability company owned by Michael Hertzberg.

ITEM 5.  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.

          Our director and officers (and promoters, affiliates and control persons) are as follows:

         NAME                                        POSITION

         Thomas K. Allen                    President and Chief Executive
                                            Officer/Director
         Patrick J. Gorman                  Principal Financial Officer/Director

         Michael Hertzberg                           Director

         Thomas Glenndahl                            Director

          The above listed officers and director will serve until the next annual meeting of the shareholders or until her death, resignation, retirement, removal, or disqualification, or until the successors have been duly elected and qualified. Vacancies in the existing Board of Directors may be filled by majority vote of the remaining Directors. Officers of the Company serve at the will of the Board of Directors. There are no agreements or understandings for any officer or director to resign at the request of another person and no officer or director is acting on behalf of or will act at the direction of any other person.

          The background of each of our officers and directors is as follows:

          Thomas K. Allen, our President and Chief Executive Officer, is a technology marketing professional who joined Applied Nanoscience in 2004 after having served as Vice President, Marketing & Sales for NanoScale Materials, Incorporated (Manhattan, KS), since 2002. While at NanoScale Materials, Mr. Allen developed and was listed as an inventor on two nanotechnology-based composition of matter patent applications. He spearheaded all commercialization, branding, and national distribution initiatives. Mr. Allen began his career in 1990 as Territory Manager for Surgidev Corporation (Goleta, CA), an intraocular lens and related products company. In 1993, he joined STERIS Corporation, a diversified medical technologies firm as a Sales Representative; subsequently rising through the positions of Region Manager (1995 to 1997), and Director of Sales (1997 to 1999), to become Vice President of Sales (1999 to 2001). Mr. Allen received a Bachelor of Arts degree in Business Economics from the University of California, Los Angeles. He also serves as a Director of EFP.

          Patrick J. Gorman, our Principle Financial Officer and a Director, Mr. Gorman is a Certified Public Accountant with extensive international business and technology-related experience. Prior to joining Applied Nanoscience in 2004, he has maintained his own private accounting practice since 1991; providing domestic and international tax services to both publicly traded and privately held companies. He began his career in 1977 as a Tax Accountant for Arthur Andersen; and joined Ernst & Young in 1978, rising to the position of Tax Manager before leaving in 1983. From 1983 to 1986, Mr. Gorman was Controller/Tax Manager for Computer Associates, and, served as Corporate Tax Manager for Axsys Technologies, Inc. from 1987 to 1990. Mr. Gorman also serves as co-Chairman on the board of directors of Imaging Diagnostic Systems, Inc. ("IMDS"), a medical optical imaging company, and has served as Chairman of that company's Audit Committee. He is a member of the NYSSCPA and the AICPA.

          Thomas Glenndahl, a Director, has extensive experience in international trade and finance. He was born in Sweden in 1946, and educated in the United States and Europe; and currently maintains homes in Waterloo, Belgium and Tiburon, California. Mr. Glenndahl was graduated with a Master of Business Administration degree in international marketing from Gothenburg School of Economics in 1970. His professional experience includes: Commercial Attache with the Swedish Chamber of Commerce in Paris, France from 1970 to 1971; Investment Banker with Barkley Securities (London, England), from 1972 to 1974; U.S. Director of Interstudy in San Francisco, CA, from 1974 to 1977; CEO of Sitzmat, Inc., (San Francisco, CA), from 1977 to 1981; and, founder of ASPECT International Language Schools in San Francisco in 1982, which was sold to Sylvan Learning Systems in 1998. Since 1998, he has been an independent investor and consultant. In addition to serving on the Board of Directors of Applied Nanoscience, Mr. Glenndahl is currently a director of several companies, including: Harling Properties (Sweden); Aksu Pharmaceuticals (Turkey); Transnico International Group SA (Belgium); and Transnico Technologies Group SA (Belgium). Mr. Glenndahl is also a partner in the MVI Group in Scandinavia and Switzerland.

          Michael A. Hertzberg, a Director, is the President and founder of Trade Logistics & Strategies, LLC ("TLS"), a Bethesda, Maryland based international business development company. TLS assists American companies to create international strategic relationships encompassing finance, trade and distribution opportunities. Mr. Hertzberg also specializes in international trade law as a partner in Howrey Simon Arnold & White, a major international law firm. Mr. Hertzberg currently serves as a Director of BioFX Corporation, a Randallstown, Maryland manufacturer of chemicals for the biotech industry and EVA Corporation, a Bethesda, Maryland based developer of technology for the treatment of aortic aneurysms. Mr. Hertzberg taught International Economic Law as an adjunct professor at the George Washington University Law School in the mid-eighties and has his J.D. degree from GWU. He also has a B.A. from Colgate University in Hamilton, New York.

Conflicts of Interest

          Our officers and director are now and may in the future become shareholders, officers or directors of other companies which may be engaged in business activities similar to those conducted by the Company. Accordingly, additional direct conflicts of interest may arise in the future with respect to such individuals acting on behalf of the Company or other entities. Moreover, additional conflicts of interest may arise with respect to opportunities which come to the attention of such individuals in the performance of their duties or otherwise. We do not currently have a right of first refusal pertaining to opportunities that come to management's attention insofar as such opportunities may relate to the Company's proposed business operations.

          The officers and director are, so long as they are officers or a director of the Company, subject to the restriction that all opportunities contemplated by the Company's plan of operation which come to his attention, either in the performance of his duties or in any other manner, will be considered opportunities of, and be made available to the Company and the companies that he is affiliated with on an equal basis. A breach of this requirement will be a breach of the fiduciary duties of the officer or director.

          We have not adopted any other conflict of interest policy with respect to such transactions.

ITEM 6.  EXECUTIVE COMPENSATION.

          Effective as of September 27, 2006 we entered into a two year employment agreement with Thomas K. Allen for $145,000 per annum and 120,000 shares of Common Stock per annum.

          We do not compensate our non-employee directors for serving as a director.

          We have no retirement, pension, profit sharing, stock option or insurance programs or other similar programs for the benefit of its employees.

          We do not have a formal plan or standard agreement to determine the annual compensation for officers and directors. The decision for all compensation is determined by the Board of Directors.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

          We entered into a "Contract for Assignment of Rights to Filtering Device Incorporating Nanoparticles Invention" (the Agreement") with Doug Beplate (a shareholder) during June 2004 that is currently subject to our pending patent process. Pursuant to this Agreement, the Company received the rights to the filtering device invention in order to facilitate the marketing and licensing of commercial products and services incorporating the technology. For this acquired technology, we issued 4,200,000 shares of Common Stock valued at $0.00 per share and paid $80,000 in cash.

          Prior to the Company acquiring the technology from Doug Beplate, he had entered into a license agreement with EFP whereby he had granted an exclusive worldwide license for the technology to the corporation to manufacture military equipment and environmental face masks utilizing the nanoparticles technology. He was originally to receive a 1% royalty on any gross sales proceeds on products utilizing this technology. This 1% royalty was then assigned to the Company pursuant to the Agreement as described above. During October 2005, pursuant to a revised agreement, this royalty was increased to 2.5% for providing possible revenue leads to the license holder. Royalty revenue for the years ended December 31, 2006 and 2005 and for the period ended December 31, 2006 totaled $17,981, $8,100 and $26,976, respectively. The Company did not record any royalty revenue in the 2007 periods.

          Except as setforth above, there have been no other related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 of Regulation S-B.

ITEM 8.   DESCRIPTION OF SECURITIES.

          The Company's authorized capital stock consists of 50,000,000 shares, par value $.001 per share. We have 23,655,569 shares of Common Stock issued and outstanding as of the date of this filing. The Company is obligated to issue 9,205,067 warrants to purchase additional shares of Common stock at $.50 per share as of the date of this filing. These warrants expire at various dates between December 31, 2008 and September 26, 2009.

          All shares of our Common Stock have equal voting rights and, when validly issued and outstanding, are entitled to one vote per share in all matters to be voted upon by shareholders. The shares of Common Stock have no preemptive, subscription, conversion or redemption rights and may be issued only as fully-paid and nonassessable shares. Cumulative voting in the election of directors is not permitted, which means that the holders of a majority of the issued and outstanding shares of Common Stock represented at any meeting at which a quorum is present will be able to elect the entire Board of Directors if they so choose and, in such event, the holders of the remaining shares of Common Stock will not be able to elect any directors. In the event of liquidation of the Company, each shareholder is entitled to receive a proportionate share of the Company's assets available for distribution to shareholders after the payment of liabilities and after distribution in full of preferential amounts, if any. All shares of the Company's Common Stock issued and outstanding are fully-paid and nonassessable. Holders of the Common Stock are entitled to share pro rata in dividends and distributions with respect to the Common Stock, as may be declared by the Board of Directors out of funds legally available therefor.


                                     PART II

ITEM 1.   MARKET PRICE FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

(a) Market Price.

          There has been a limited trading market for our Common Stock at present on the Pink Sheets. We have been assigned the symbol APNN. There is no assurance that a trading market will ever develop or, if such a market does develop, that it will continue. The Company intends to request a broker-dealer to make application to the FINRA to have the Company's securities traded on the OTC Bulletin Board System.

          The Securities and Exchange Commission adopted Rule 15g-9, which established the definition of a "penny stock," for purposes relevant to the Company, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience and objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stock in both public offering and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

          For the initial listing in the NASDAQ SmallCap market, a company must have net tangible assets of $4 million or market capitalization of $50 million or a net income (in the latest fiscal year or two of the last fiscal years) of $750,000, a public float of 1,000,000 shares with a market value of $5 million. The minimum bid price must be $4.00 and there must be 3 market makers. In addition, there must be 300 shareholders holding 100 shares or more, and the company must have an operating history of at least one year or a market capitalization of $50 million.

          For continued listing in the NASDAQ SmallCap market, a company must have net tangible assets of $2 million or market capitalization of $35 million or a net income (in the latest fiscal year or two of the last fiscal years) of $500,000, a public float of 500,000 shares with a market value of $1 million. The minimum bid price must be $1.00 and there must be 2 market makers. In addition, there must be 300 shareholders holding 100 shares or more.

          We intend to strongly consider undertaking a transaction with any merger or acquisition candidate that will allow the Company's securities to be traded without the aforesaid limitations. However, there can be no assurances that, upon a successful merger or acquisition, the Company will qualify its securities for listing on NASDAQ or some other national exchange, or be able to maintain the maintenance criteria necessary to insure continued listing. The failure of the Company to qualify its securities or to meet the relevant maintenance criteria after such qualification in the future may result in the discontinuance of the inclusion of the Company's securities on a national exchange. In such events, trading, if any, in the Company's securities may then continue in the non-NASDAQ over-the-counter market. As a result, a shareholder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's securities.

(b) Stock Issuance and Shareholder Relationships.

          On May 31, 2002, we sold and issued 2,100,000 shares of its $.001 par value Common Stock to 15 individuals, at par value. Each of the shares of Common Stock was sold for cash. We did not publicly offer its securities and no underwriter was used in connection with the sale and issuance of the shares of Common Stock.

          All of the shareholders had a pre-existing personal or business relationship with the Company or our officers and directors. By reason on their business experience, each had been involved financially and by virtue of a time commitment in business projects with the officers of the Registrant. Further, each of the shareholders had established a pre-existing personal relationship with its officers and directors.

          The sale and issuance of the shares of Common Stock was exempt from registration under the Securities Act by virtue of section 4(2) as a transaction not involving a public offering. Each of the shareholders had acquired the shares for investment and not with a view to distribution to the public, all of the shares had been issued in a "private transaction" and all were "restricted" shares s defines in Rule 144 under the Securities Act

          On January 10, 2005, we had a "forward-split" via stock divided on a 2 for 1 basis of its Common Stock. The effect was that there were 3 shares held by each shareholder of record (one original share and two additional shares). Prior to said record date, 1,400,000 shares held by 3 shareholders were surrendered for cancellation. The 2,100,000 shares, then currently outstanding remained 2,100,000 shares predicated upon the surrender for cancellation and the stock dividend.

          Pursuant to a Plan and Agreement of Reorganization dated as of February 11, 2005, we entered into an agreement with Applied and its shareholders wherein as part of the transaction, we acquired all of the issued and outstanding shares of stock of Applied. Applied became our wholly owned subsidiary and there was a change of our control. The transaction closed on or about August 31, 2005. The sale and issuance of our shares of stock to the shareholders and the number of shares issued are as follows:

                  SHAREHOLDER                                           SHARES

                  Kenneth G. Makarius, Jr.                                30,000
                  John Michael Colletta                                   30,000
                  Joseph Bonder                                           75,000
                  Rosemary Demeo Tricarichi                               30,000
                  Paul Debonis                                            15,000
                  Sueanne Wigderson                                       15,000
                  Edward S. Cronin                                        15,000
                  Kendall Swensen & Tamera Swensen                        24,000
                  Michael Rikard                                          30,000
                  Richard W. Peraldo                                     255,000
                  Ronald L. Peraldo & Christine E. Peraldo               240,000
                  Randy Peraldo & Joy E. Peraldo                         420,000
                  Jim Coy                                                 24,000
                  Robert P. Gorman & Francesca L. Gorman                  15,000
                  Deborah Kugust Blumberg & Bruce G. Blumberg             60,000
                  George Pappaeliou                                      105,000
                  Diana Gorman                                            27,000
                  Tharakaram Ravishankar & Chithkala Ravishankar          30,000
                  Deborah Kugust Blumberg                                 15,000
                  Frank A. Tinari & Marian R. Tinari                      15,000
                  Michael Rotondi                                         60,000
                  Joseph Valley                                           60,000
                  Julia Capper                                            18,000
                  A.P. Next                                               60,000
                  Douglas Heath                                          150,000
                  Thomas J. Porcaro                                       30,000
                  Deidre Heath                                            15,000
                  Michael L. Mclain                                       30,000
                  Abdellatif E. Elmaghrabi                                15,000
                  Douglas Heath                                          225,000
                  Dennis Stempler                                        150,000
                  El Coronado Holdings LLC                               717,000
                  Douglas Deplate                                      3,269,036
                  Thompson E. Fehr                                     2,335,026
                  Patrick J. Gorman                                    1,517,766
                  Peter Clark                                          1,868,020
                  Steve Hanni                                          1,167,512
                  John Thompson                                          934,010
                  Timothy Mayette                                        280,204
                  Phillippe Niemetz                                      467,006
                  Thomas Glenndahl                                       467,006
                  Ronald J. Stauber                                      233,500
                  Thomas K. Allen                                        560,406
                  Trade Logistics & Strategies, LLC                      233,502
                  Hy Ochberg                                             467,006

                                                       Total Shares   16,800,000

          As a result of the issuance by the Company of its shares of Common Stock to Applied, Applied became our wholly owned subsidiary.

          The sale and issuance of the shares of Common Stock was exempt from registration under the Securities Act by virtue of section 4(2) as a transaction not involving a public offering. Each of the shareholders had acquired the shares for investment and not with a view to distribution to the public, all of the shares had been issued in a "private transaction" and all were "restricted" shares as defined in Rule 144 under the Securities Act.

          Prior to the closing of the Plan and Agreement of Reorganization dated as of February 11, 2005, Applied had sold and issued shares to its shareholders. These shares were exchanged with us at the closing of the Plan and Agreement of Reorganization. In June, 2004, 13,320,000 shares of Common Stock were issued to the founders of Applied valued at $0.000165 per share or $2,220. During August, 2005, 3,930,000 of these founder shares were surrendered for cancellation and 4,200,000 shares of Common Stock were issued to a founder of Applied valued at $0.00 per share for the acquired technology pursuant to the "Contract for Assignment of Rights to Filtering Device Incorporating Nanoparticles Invention" that is currently subject to a pending patent. Pursuant to said Agreement, Applied received the rights to the filtering device invention in order to facilitate the marketing and licensing of commercial products and services incorporating the technology. Applied also paid $80,000 in cash for the acquired technology.

          Prior to August 31, 2005, 2,283,000 shares of Common Stock were issued to certain accredited investors at $0.335 per share for total proceeds of $761,000, 717,000 shares of Common Stock were issued to an accredited investor at $0.335 per share pursuant to a subscription receivable totaling $239,000, 210,000 shares of Common Stock were issued to two employees of Applied for services rendered or to be rendered valued at $0.335 per share($70,000 total).

          All of the Applied shareholders had a pre-existing personal or business relationship with Applied or its officers and directors or other shareholders. The sale and issuance of the Applied shares of Common Stock was exempt from registration under the Securities Act by virtue of section 4(2) as a transaction not involving public offering. Each of the shareholders had acquired the shares for investment not with a view to distribution to the public, all of the other shares had been issued in a "private transaction" and all were "restricted" shares as defined in Rule 144 under the Securities Act.

          On September 1, 2005, pursuant to an Agreement and Plan of Merger between the Company and Applied, a direct wholly owned subsidiary of the Company, the subsidiary was merged into the Company, the Company was a surviving corporation, and the name of the Company was changed to Applied Nanoscience Inc. Each share of the Company outstanding remained unchanged.

          Between July 1, 2005 and the date hereof and pursuant to certain employment agreements and board resolutions, or either, Applied and the Company had authorized certain share issuances. Not to exceed 530,000 shares of Common Stock valued at $0.335 per share ($177,000 value) to be issued to our President, Chief Executive Officer and Treasurer pursuant to employment agreements, not to exceed 100,000 shares of Common Stock valued at $0.335 per share ($33,334 value) to be issued to certain individuals pursuant to consulting agreements, 197,040 shares of Common Stock valued at $0.335 per share ($65,680 value) to be issued to a shareholder as a finder's fee for securing financial accommodations for the Company, 360,000 shares of Common Stock valued at $0.335 per share ($120,600 value) to be issued to the Company's Chief Executive Officer pursuant to his employment agreement, 30,000 shares of Common Stock valued at $0.335 per share ($10,050 value) to be issued to an individual pursuant to her consulting agreement, 460,000 shares of Common Stock valued at $0.335 per share ($154,100 value) to be issued for certain legal fees, 435,000 shares of Common Stock valued at $0.335 per share ($145,725 value) to be issued to the Company's Chief Executive Officer and former Chief Executive Officer as bonuses for services rendered, 295,000 shares of Common Stock valued at $0.335 per share ($98,825 value) to be issued to certain consultants pursuant to consulting agreements.

          In April of 2007, certain Company founders submitted a total of 5,956,538 common shares for cancellation.

          On May 30, 2007, the Company declared a one for one stock dividend to shareholders of record as of June 12, 2007.

          Between January 1, 2007 and the date hereof 2,962,193 shares of Common Stock were issued to certain accredited investors at $.335 per share for total proceeds of $992,334.

          The Company is obligated to issue 9,205,067 warrants to purchase additional shares of Common stock at $.50 per share as of the date of this filing. These warrants expire at various dates between December 31, 2008 and September 26, 2009.

          As of today, we have 23,655,569 shares of Common Stock issued and outstanding.

          As of today, we believe that all of the issued and outstanding shares of the Company's Common Stock are eligible for sale under Rule 144 promulgated under the Securities Act subject to certain limitations included in said Rule.

ITEM 2.   LEGAL PROCEEDINGS.

          On July 27, 2006 an action was filed by Nanoscale Materials, Inc. against the Company, our President, Doug Beplate and EFP. On July 5, 2007, the parties entered into a settlement agreement which contains provisions for the dismissal of all claims and counterclaims filed in the action subject to an initial payment by the defendants of $150,000, with a subsequent payment of $450,000 within ninety days. As of December 31, 2006, the Company's had accrued such amounts. As of the date hereof, we have paid all amounts due and the litigation has been settled.

ITEM 3. CHANGES IN AND DISAGREEMNTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSUSURE.

          We have had no changes in or disagreements with our accountants on any accounting or financial disclosure matters.

ITEM 4.   RECENT SALES OF UNREGISTERED SECURITIES.

(a) Securities sold.

          We have sold and issued shares within the last three years. All of the shares of Common Stock of the Company have been issued in a "private transaction" and are "restricted" shares as defined in Rule 144 under the Securities Act.

          Pursuant to a Plan and Agreement of Reorganization dated as of February 11, 2005, we entered into an agreement with Applied and its shareholders wherein as part of the transaction, the Registrant acquired all of the issued and outstanding shares of stock of Applied. Applied became a wholly owned subsidiary of the Registrant and there was a change of our control. The transaction closed on or about August 31, 2005. The sale and issuance of our shares of stock to the shareholders and the number of shares issued are as follows:

                  SHAREHOLDER                                           SHARES

                  Kenneth G. Makarius, Jr.                                30,000
                  John Michael Colletta                                   30,000
                  Joseph Bonder                                           75,000
                  Rosemary Demeo Tricarichi                               30,000
                  Paul Debonis                                            15,000
                  Sueanne Wigderson                                       15,000
                  Edward S. Cronin                                        15,000
                  Kendall Swensen & Tamera Swensen                        24,000
                  Michael Rikard                                          30,000
                  Richard W. Peraldo                                     255,000
                  Ronald L. Peraldo & Christine E. Peraldo               240,000
                  Randy Peraldo & Joy E. Peraldo                         420,000
                  Jim Coy                                                 24,000
                  Robert P. Gorman & Francesca L. Gorman                  15,000
                  Deborah Kugust Blumberg & Bruce G. Blumberg             60,000
                  George Pappaeliou                                      105,000
                  Diana Gorman                                            27,000
                  Tharakaram Ravishankar & Chithkala Ravishankar          30,000
                  Deborah Kugust Blumberg                                 15,000
                  Frank A. Tinari & Marian R. Tinari                      15,000
                  Michael Rotondi                                         60,000
                  Joseph Valley                                           60,000
                  Julia Capper                                            18,000
                  A.P. Next                                               60,000
                  Douglas Heath                                          150,000
                  Thomas J. Porcaro                                       30,000
                  Deidre Heath                                            15,000
                  Michael L. Mclain                                       30,000
                  Abdellatif E. Elmaghrabi                                15,000
                  Douglas Heath                                          225,000
                  Dennis Stempler                                        150,000
                  El Coronado Holdings LLC                               717,000
                  Douglas Deplate                                      3,269,036
                  Thompson E. Fehr                                     2,335,026
                  Patrick J. Gorman                                    1,517,766
                  Peter Clark                                          1,868,020
                  Steve Hanni                                          1,167,512
                  John Thompson                                          934,010
                  Timothy Mayette                                        280,204
                  Phillippe Niemetz                                      467,006
                  Thomas Glenndahl                                       467,006
                  Ronald J. Stauber                                      233,500
                  Thomas K. Allen                                        560,406
                  Trade Logistics & Strategies, LLC                      233,502
                  Hy Ochberg                                             467,006

                                                       Total Shares   16,800,000

          As a result of the issuance by the Company of its shares of Common Stock to Applied, Applied became our wholly owned subsidiary.

          Prior to the closing of the Plan and Agreement of Reorganization dated as of February 11, 2005, Applied had sold and issued shares to its shareholders. These shares were exchanged with us at the closing of the Plan and Agreement of Reorganization. In June, 2004, 13,320,000 shares of Common Stock were issued to the founders of Applied valued at $0.000165 per share or $2,220. During August, 2005, 3,930,000 of these founder shares were surrendered for cancellation and 4,200,000 shares of Common Stock were issued to a founder of Applied valued at $0.00 per share for the acquired technology pursuant to the "Contract for Assignment of Rights to Filtering Device Incorporating Nanoparticles Invention" that is currently subject to a pending patent. Pursuant to said Agreement, Applied received the rights to the filtering device invention in order to facilitate the marketing and licensing of commercial products and services incorporating the technology. Applied also paid $80,000 in cash for the acquired technology.

          Prior to August 31, 2005, 2,283,000 shares of Common Stock were issued to certain accredited investors at $0.335 per share for total proceeds of $761,000, 717,000 shares of Common Stock were issued to an accredited investor at $0.335 per share pursuant to a subscription receivable totaling $239,000, 210,000 shares of Common Stock were issued to two employees of Applied for services rendered or to be rendered valued at $0.335 per share($70,000 total).

          Between July 1, 2005 and the date hereof and pursuant to certain employment agreements and board resolutions, or either, Applied and the Company had authorized certain share issuances. Not to exceed 530,000 shares of Common Stock valued at $0.335 per share ($177,000 value) to be issued to our President, Chief Executive Officer and Treasurer pursuant to employment agreements, not to exceed 100,000 shares of Common Stock valued at $0.335 per share ($33,334 value) to be issued to certain individuals pursuant to consulting agreements, 197,040 shares of Common Stock valued at $0.335 per share ($65,680 value) to be issued to a shareholder as a finder's fee for securing financial accommodations for the Company, 360,000 shares of Common Stock valued at $0.335 per share ($120,600 value) to be issued to the Company's Chief Executive Officer pursuant to his employment agreement, 30,000 shares of Common Stock valued at $0.335 per share ($10,050 value) to be issued to an individual pursuant to her consulting agreement, 460,000 shares of Common Stock valued at $0.335 per share ($154,100 value) to be issued for certain legal fees, 435,000 shares of Common Stock valued at $0.335 per share ($145,725 value) to be issued to the Company's Chief Executive Officer and former Chief Executive Officer as bonuses for services rendered, 295,000 shares of Common Stock valued at $0.335 per share ($98,825 value) to be issued to certain consultants pursuant to consulting agreements.

          In April of 2007, certain Company founders submitted a total of 5,956,538 common shares for cancellation.

          On May 30, 2007, the Company declared a one for one stock dividend to shareholders of record as of June 12, 2007.

          Between January 1, 2007 and the date hereof 2,962,193 shares of Common Stock were issued to certain accredited investors at $.335 per share for total proceeds of $992,334.

          The Company is obligated to issue 9,205,067 warrants to purchase additional shares of Common stock at $.50 per share as of the date of this filing. These warrants expire at various dates between December 31, 2008 and September 26, 2009.

          As of today, we have 23,655,569 shares of Common Stock issued and outstanding.

          As of today, we believe that all of the issued and outstanding shares of the Company's Common Stock are eligible for sale under Rule 144 promulgated under the Securities Act subject to certain limitations included in said Rule.

          (b) Rule 144

          Prior to February 15, 2008, Rule 144 will apply to affiliates (that is, control persons) and nonaffiliates when they resell restricted securities (those purchased from the Registrant or an affiliate of the Registrant in nonpublic transactions). Nonaffiliates reselling restricted securities, as well as affiliates selling restricted or non-restricted securities, are not considered to be engaged in a distribution and, therefore, are not deemed to be underwriters as defined in Section 2(11) of the Securities Act if six conditions are met:

          (1) Current public information must be available about the Registrant unless sales are limited to those made by nonaffiliates after two years.

          (2) When restricted securities are sold, generally there must be a one-year holding period.

          (3) When either restricted or non-restricted securities are sold by an affiliate after one year, there are limitations on the amount of securities that may be sold; when restricted securities are sold by non-affiliates between the first and second years, there are identical limitations; after two years, there are no volume limitations for resales by non-affiliates.

          (4) Except for sales of restricted securities made nonaffiliates after two years, all sales must be made in brokers' transactions as defined in Section 4(4) of the Securities Act or transaction directly with a "market maker" as that term is defined in Section 3(a)(38) of the 1934 Act.

          (5) Except for sales of restricted securities made by nonaffiliates after two years, a notice of proposed sale must be filed for all sales in excess of 500 shares or with an aggregate sales price in excess of $10,000.

          (6) There must be a bona fide intention to sell within a reasonable time after the filing of the notice referred to in (5) above.

          After February 15, 2008, Rule 144 will apply to affiliates and nonaffiliates when they resell restricted securities. Nonaffiliates reselling restricted securities, as well as affiliates selling restricted or non-restricted securities, are not considered to be engaged in a distribution and, therefore, are not deemed to be underwriters as defined in Section 2(11) of the Securities Act if six conditions are met:

          (1) Current public information must be available about the Registrant unless sales are limited to those made by nonaffiliates after one year.

          (2) When restricted securities are sold, generally there must be a six month holding period.

          (3) When either restricted or non-restricted securities are sold by an affiliate after six months, there are limitations on the amount of securities that may be sold; when restricted securities are sold by non-affiliates between the six and one year, there are identical limitations; after one year, there are no volume limitations for resales by non-affiliates.

          (4) Except for sales of restricted securities made nonaffiliates after one year, all sales must be made in brokers' transactions as defined in Section 4(4) of the Securities Act or transaction directly with a "market maker" as that term is defined in Section 3(a)(38) of the 1934 Act or a riskless principal transaction as that term is defined in Rule 144(d)(iii).

          (5) Except for sales of restricted securities made by nonaffiliates after one year, a notice of proposed sale must be filed for all sales in excess of 5,000 shares or with an aggregate sales price in excess of $50,000.

          (6) There must be a bona fide intention to sell within a reasonable time after the filing of the notice referred to in (5 above.

          (c)  Underwriters and other purchasers.

          There has been no underwriters in connection with the sale and issuance of any of our securities.

          (d)  Exemption from Registration Relied Upon.

          The sale and issuance of the shares of stock was exempt from registration under the Securities Act by virtue of section 4(2) as a transaction not involving a public offering. In addition, we may have also relied upon section 3(b), which was adopted to facilitate the ability of start up companies, such as us, to raise seed capital in limited public offerings up to $1 million.

ITEM 5.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Except for acts or omissions which involve intentional misconduct, fraud or known violation of law or for the payment of dividends in violation of Nevada Revised Statutes, there shall be no personal liability of a director or officer to the Company, or its stockholders for damages for breach of fiduciary duty as a director or officer. The Company may indemnify any person for expenses incurred, including attorneys fees, in connection with their good faith acts if they reasonably believe such acts are in and not opposed to the best interests of the Company and for acts for which the person had no reason to believe his or her conduct was unlawful. The Company may indemnify the officers and directors for expenses incurred in defending a civil or criminal action, suit or proceeding as they are incurred in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount of such expenses if it is ultimately determined by a court of competent jurisdiction in which the action or suit is brought determined that such person is fairly and reasonably entitled to indemnification for such expenses which the court deems proper.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

          We have been informed that the Securities and Exchange Commission will not issue "no action" letters relating to the resale of securities, i.e., a person who has acquired shares of stock in a 4(2) transaction, or either, under the Securities Act and who offers and sells the restricted securities without complying with Rule 144 is to be put on notice by the Securities and Exchange Commission that in view of the broad remedial purposes of the Securities Act and the public policy which strongly supports registration under said act, that those individuals will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and the brokers of other person who participate in the transaction do so at their own risk. The Company has been informed that any indemnification for liabilities arising from such a transaction may also be against public policy as expressed in the Securities Act and is therefore unenforceable.

                                    PART F/S

          The following are the audited financial statements for the years ended December 31, 2006 and 2005.

          Table of Contents
          Independent Auditors' Report
          Balance Sheet - Assets
          Balance Sheet - Liabilities and Stockholders' Equity
          Statement of Operations
          Statement of Changes in Stockholders' Equity
          Statement of Cash Flows
          Notes to Financial Statements












                            APPLIED NANOSCIENCE INC.

                          (A Development Stage Company)

                              FINANCIAL STATEMENTS

                           December 31, 2006 and 2005

                                    CONTENTS


Report of Independent Registered Public Accounting Firm..................... 30

Balance Sheets.............................................................. 31

Statements of Operations ................................................... 32

Statements of Stockholders' Equity.......................................... 33

Statements of Cash Flows ................................................... 34

Notes to the Financial Statements .......................................... 35

                                                                805 Third Avenue
                                                              New York, NY 10022
                                                               Tel: 212-838-5100
                                                               Fax: 212-838-2676
S & Co.                                                e-mail: info@sherbcpa.com
SHERB & CO., LLP                                 Offices in New York and Florida
________________________________________________________________________________
CERTIFIED PUBLIC ACCOUNTANTS


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Applied Nanoscience Inc.



We have audited the accompanying balance sheets of Applied Nanoscience Inc. (A Development Stage Company) as of December 31, 2006 and 2005, and the related statements of operations, changes in stockholders' (deficit) equity and cash flows for the year ended December 31, 2006 and 2005 and for the period June 4, 2004 (inception) to December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Applied Nanoscience Inc. as of December 31, 2006 and 2005 and the results of its operations and its cash flows for the years December 31, 2006 and 2005 and the period June 4, 2004 (inception) through December 31, 2006 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that Applied Nanoscience Inc. will continue as a going concern. The Company is not sufficiently capitalized for its business plan. These conditions raise substantial doubt about the Company's ability to continue as a going concern as discussed in Note 1. The accompanying financial statements do not include any adjustments to the financial statements that might be necessary should the Company be unable to continue as a going concern.



                                                /s/ SHERB & CO., LLP
                                                    ____________________________
                                                    Sherb & Co., LLP
                                                    Certified Public Accountants

New York, New York
July 5, 2007


                            APPLIED NANOSCIENCE INC.
                          (A Development Stage Company)
                                 Balance Sheets


                                     ASSETS

                                                                                           December 31,
                                                                                  ______________________________
                                                                                      2006                2005
                                                                                  ____________      ____________

CURRENT ASSETS

   Cash                                                                           $    368,949      $     17,702
   Accounts receivable, net                                                             25,775             6,900
   Prepaid expenses                                                                     13,265             5,790
                                                                                  ____________      ____________
      Total Current Assets                                                             407,989            30,392

PROPERTY AND EQUIPMENT (Note 1)

   Office equipment                                                                      8,707             8,707
   Computer equipment                                                                   25,042            29,885
   Furniture and fixtures                                                               10,567            10,567
   Less accumulated depreciation                                                       (25,518)          (17,840)
                                                                                  ____________      ____________
      Total Property and Equipment                                                      18,798            31,319

OTHER ASSETS

   Deposits                                                                              6,254             6,254
   Patents and acquired technology, net of amortization
      of $45,267 and $24,000, respectively (Notes 1 and 2)                             124,280           145,547
                                                                                  ____________      ____________
      Total Other Assets                                                               130,534           151,801
                                                                                  ____________      ____________
      TOTAL ASSETS                                                                $    557,321      $    213,512
                                                                                  ============      ============

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

   Accounts payable                                                               $          -      $      4,500
   Due to related parties (Note 5)                                                           -            94,547
   Unearned revenue (Note 1)                                                                 -            20,000
   Accrued payroll liabilities                                                          68,946           169,801
   Accrued legal settlement                                                            600,000                 -
   Other accrued expenses                                                              116,383            26,250
                                                                                  ____________      ____________
      Total Current Liabilities                                                        785,329           315,098
                                                                                  ____________      ____________

STOCKHOLDERS' EQUITY (DEFICIT)

   Common stock, 50,000,000 shares authorized of $0.001
   par value, 25,919,914 and 21,827,040 shares issued
   and outstanding, respectively                                                        25,920            21,827
   Additional paid-in capital                                                        2,536,041         1,124,068
   Subscription receivable (Note 3)                                                          -          (239,000)
   Deficit accumulated during the development stage                                 (2,789,969)       (1,008,481)
                                                                                  ____________      ____________
      Total Stockholders' (Deficit) Equity                                            (228,008)         (101,586)
                                                                                  ____________      ____________
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                        $    557,321      $    213,512
                                                                                  ============      ============


   The accompanying notes are an integral part of these financial statements.



                            APPLIED NANOSCIENCE INC.
                          (A Development Stage Company)
                            Statements of Operations

                                                                                                   From Inception
                                                              For the Year       For the Year     on June 4, 2004
                                                                 Ended              Ended             Through
                                                              December 31,       December 31,       December 31,
                                                                  2006               2005               2006
                                                              __________________________________________________

REVENUES

   Royalties                                                  $     17,981        $    8,100        $     26,976
   Sales                                                            29,900             6,900              36,800
   Other revenues                                                    4,500                 -               4,500
                                                              __________________________________________________
      Total Revenues                                                52,381            15,000              68,276
                                                              __________________________________________________

EXPENSES

   Cost of revenues                                                 19,500             4,500              24,000
   Amortization expense                                             21,267            16,000              45,267
   Depreciation expense                                             13,045            13,817              30,885
   Legal settlement                                                600,000                 -             600,000
   Payroll and payroll tax expense                                 581,582           571,018           1,328,234
   Professional fees and consulting                                414,521            43,185             501,963
   Research and development costs                                   61,957             7,895              69,852
   Office rent                                                      44,542            42,650              94,886
   Other general and administrative expenses                        76,166            46,859             162,435
                                                              __________________________________________________
      Total Expenses                                             1,832,580           745,924           2,857,522
                                                              __________________________________________________

LOSS FROM OPERATIONS                                            (1,780,199)         (730,924)         (2,789,246)
                                                              __________________________________________________

OTHER (EXPENSE) INCOME
   Loss on disposal of equipment                                    (3,034)                -              (3,034)
   Interest income                                                   1,745               180               2,311
                                                              __________________________________________________
      Total Other (Expense) Income                                  (1,289)              180                (723)
                                                              __________________________________________________

NET LOSS                                                      $ (1,781,488)       $ (730,744)       $ (2,789,969)
                                                              ==================================================

BASIC AND DILUTED LOSS PER SHARE                              $      (0.07)       $    (0.04)
                                                              ==============================

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING - BASIC & DILUTED                            24,505,821        20,206,596
                                                              ============        ==========


   The accompanying notes are an integral part of these financial statements.


                            APPLIED NANOSCIENCE INC.
                          (A Development Stage Company)
                  Statements of Stockholders' (Deficit) Equity
                                                                                                       Deficit
                                                                                                     Accumulated
                                                    Common Stock       Additional                    During the          Total
                                                 __________________     Paid-in      Subscription    Development     Stockholders'
                                                 Shares      Amount     Capital       Receivable        Stage       (Deficit) Equity
                                               __________    _______   __________    ____________    ___________    ________________

Balance, June 4, 2004 (Inception)                       -    $     -   $        -     $        -      $        -       $         -

Common stock issued to founders
for services rendered valued
at $0.000165 per share (Note 3)                13,320,000     13,320      (11,100)             -               -             2,220

Common stock issued for acquired
technology (Note 2)                             4,200,000      4,200       (4,200)             -               -                 -

Common stock issued for cash
at $0.335 per share (Note 3)                    1,608,000      1,608      534,392              -               -           536,000

Common stock issued for deferred
compensation at $0.67 per share (Note 3)          210,000        210       28,957              -               -            29,167

Amortization of deferred
compensation (Note 3)                                   -          -            -              -               -                 -

Net loss for the period ended
December 31, 2004                                       -          -            -              -        (277,737)         (277,737)
                                               __________    _______   __________     __________     ___________       ___________

Balance, December 31, 2004                     19,338,000     19,338      548,049              -        (277,737)          289,650

Common stock issued for cash
at $0.335 per share (Note 3)                      675,000        672      224,328              -               -           225,000

Common stock issued for
subscription receivable at
$0.335 per share (Note 3)                         717,000        720      238,280       (239,000)              -                 -

Common stock canceled (Note 3)                 (3,930,000)    (3,930)       3,930              -               -                 -

Common stock issued to acquire
100% of the outstanding stock of
Applied Nanoscience, Inc. (Note 3)              4,200,000      4,200       (4,200)             -               -                 -

Common stock issued in lieu of
deferred compensation to certain
officers and consultants at $0.335
per share (Note 3)                                630,000        630      113,878              -               -           114,508

Amortization of deferred
compensation (Note 3)                                   -          -            -              -               -                 -

Common stock issued to a shareholder
as a finders fee for fund raising
efforts at $0.335 per share (Note 3)              197,040        197       65,483              -               -            65,680

Stock offering costs (Note 3)                           -          -      (65,680)             -               -           (65,680)

Net loss for the year ended
December 31, 2005                                       -          -            -              -        (730,744)         (730,744)
                                               __________    _______   __________     __________     ___________       ___________

Balance, December 31, 2005                     21,827,040     21,827    1,124,068       (239,000)     (1,008,481)         (101,586)

Net loss for the year ended
December 31, 2006                                       -          -            -              -      (1,781,488)       (1,781,488)

Subscription received                                   -          -            -        239,000               -           239,000

Common stock issued in lieu of
deferred compensation to certain
officers and consultants at $ .335
per share (Note 3)                                850,000        850      328,854              -               -           329,704

Common stock issued for cash
at $0.335 per share (Note 3)                    3,242,874      3,243    1,083,119              -               -         1,086,362
                                               __________    _______   __________     __________     ___________       ___________

Balance, December 31, 2006                     25,919,914    $25,920   $2,536,041     $        0     $(2,789,969)      $  (228,008)
                                               ==========    =======   ==========     ==========     ===========       ===========


   The accompanying notes are an integral part of these financial statements.



                            APPLIED NANOSCIENCE INC.
                          (A Development Stage Company)
                            Statements of Cash Flows


                                                                                            From Inception
                                                          For the Year     For the Year     on June 4, 2004
                                                             Ended            Ended             Through
                                                          December 31,     December 31,      December 31,
                                                              2006             2005              2006
                                                          _________________________________________________

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss                                                  $ (1,781,488)     $ (730,744)      $ (2,789,969)
Adjustments to reconcile net loss to net cash
used in operating activities:
   Depreciation and amortization                                34,312          29,817             76,152
   Loss on disposal of equipment                                 3,034               -              3,034
   Stock issued for services                                   154,100               -            226,320
   Deferred compensation                                       175,604         114,508            249,279
Changes in assets and liabilities:
   Increase in accounts receivable                             (18,875)         (6,900)           (25,775)
   (Increase) decrease in prepaid
      expenses and deposits                                     (7,475)          3,643            (19,519)
   Increase (decrease) in accounts payable                      (4,500)          4,500                  -
   Increase (decrease) in unearned revenue                     (20,000)         20,000                  -
   Increase in accrued legal settlement                        600,000               -            600,000
   Increase in other accrued expenses                           90,133          12,785            116,383
   Increase (decrease) in accrued payroll liabilities         (100,857)        159,086             68,944
                                                          _________________________________________________

      Net Cash Used in Operating Activities                   (876,012)       (393,305)        (1,495,151)
                                                          _________________________________________________

CASH FLOWS FROM INVESTING ACTIVITIES:
   Cash paid for acquired technology                                 -               -            (80,000)
   Purchase of fixed assets                                     (3,557)              -            (52,716)
                                                          _________________________________________________

      Net Cash Used in Investing Activities                     (3,557)              -           (132,716)
                                                          _________________________________________________

CASH FLOWS FROM FINANCING ACTIVITIES:
   Advance (repayment) from related party                      (94,547)          5,000            (89,547)
   Receipt of subscription receivable                          239,000               -            239,000
   Issuance of common stock for cash                         1,086,363         225,000          1,847,363
                                                          _________________________________________________

      Net Cash Provided by Financing Activities              1,230,816         230,000          1,996,816
                                                          _________________________________________________

NET INCREASE (DECREASE) IN CASH                                351,247        (163,305)           368,949

CASH AT BEGINNING OF PERIOD                                     17,702         181,007                  -
                                                          _________________________________________________

CASH AT END OF PERIOD                                     $    368,949      $   17,702       $    368,949
                                                          ===============================================

SUPPLEMENTAL CASH FLOW INFORMATION:
   Cash paid for Interest                                 $          -      $        -       $          -
   Cash paid for income taxes                             $          -      $        -       $          -

NON-CASH FINANCING ACTIVITIES:
   Common stock Issued for services rendered              $          -      $        -       $      2,220
   Stock offering costs and deferred
      compensation accrued                                $    130,650      $  209,014       $    409,664


   The accompanying notes are an integral part of these financial statements.


                            APPLIED NANOSCIENCE INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                           December 31, 2006 and 2005


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         a. Organization

            Applied Nanoscience Inc. (the "Company") was organized in the State of Nevada on June 4, 2004 to commercialize an innovative and proprietary nanoparticle enhanced filter technology platform through licensing agreements.

            On September 1, 2005 Applied Nanoscience Inc., the accounting acquirer, was acquired by Edgar Services, Inc., the legal acquirer, a Nevada corporation, for 16,800,000 shares of outstanding common stock. The share exchange had been accounted for as a reverse acquisition under the purchase method for business combinations. Accordingly, the combination of the two companies was recorded as a recapitalization of Applied Nanoscience Inc. pursuant to which Applied Nanoscience Inc. is treated as the continuing entity. The capital structure of Applied Nanoscience Inc. has been recapitalized to account for the equity structure subsequent to the acquisition as if Applied Nanoscience Inc. had been the issuer of the common stock for all periods presented. Subsequent to the share exchange with the approval of the Board of Directors, Edgar Services, Inc. changed its name to Applied Nanoscience Inc.



         b. Basis of Presentation - Going Concern and Development Stage

            The Company's financial statements are prepared using accounting principles generally applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred operating losses since inception in the amount of $2,789,969, resulting in a deficit of $(228,008) as at December 31, 2006. The Company's ability to continue as a going concern may be dependent upon the successful execution of management's ongoing business plans which include securing license agreements related to its technology, ongoing marketing efforts, and the hiring of additional support staff, while raising additional funds until revenues are sufficient to cover the costs.

            Due to the start-up nature of the business, the financial statements are being presented as a development stage enterprise pursuant to Statement of Financial Accounting Standards No. 7. The Company is developing the business of proprietary nanoparticle enhanced filter technology platform.

                            APPLIED NANOSCIENCE INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                           December 31, 2006 and 2005


NOTE 1 -    ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
            (Continued)


             c. Reclassifications

             Certain prior period balances have been reclassified to conform to the current year's presentation. These reclassifications had no impact on previously reported results of operations or stockholders' deficit.

             d. Use of Estimates

             The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

             e. Cash and Cash Equivalents

             The Company considers all cash and investments with original maturities of three months or less to be cash or cash equivalents.


             f. Property and Equipment

             Property and equipment is stated at cost. Betterments and improvements are capitalized over their estimated useful lives, whereas repairs and maintenance expenditures on the assets are charged to expense as incurred. When assets are disposed of, the cost and accumulated depreciation (net book value of the assets) is eliminated and any resulting gain or loss is reflected accordingly. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

                         Office Equipment                           5 years
                         Computer Equipment                         3 years
                         Furniture and Fixtures                     5 years

             Depreciation expense on property and equipment was $13,045 and $13,817 for the years ended December 31, 2006 and 2005, respectively, and $30,885 for the period from inception on June 4, 2004 (inception) through December 31, 2006.

                            APPLIED NANOSCIENCE INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                           December 31, 2006 and 2005


NOTE 1 -     ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
             (Continued)

             g. Allowance for Doubtful Accounts

             Accounts receivable are shown net of any allowances for bad debts at December 31, 2006 and 2005. The Company records an allowance for doubtful accounts when such accounts are considered to be uncollectible.

             h. Impairment of Long-Lived Assets

             The Company reviews long-lived assets and identifiable intangibles whenever events or circumstances indicate that the carrying amounts of such assets may not be fully recoverable. The Company evaluates the recoverability of long-lived assets by measuring the carrying amounts of the assets against the estimated undiscounted cash flows associated with these assets. At the time such evaluation indicates that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the assets' carrying value, the assets are adjusted to their fair values (based upon discounted cash flows). No impairments have been recorded through December 31, 2006.

             i. Revenue Recognition

             The Company records royalty revenue when the obligation for the corporation owning the exclusive licensing rights to pay occurs. This obligation occurs when the customer records any gross sales utilizing the technology licensed by the Company. The Company has recorded $20,000 of unearned royalty revenue at December 31, 2005 for funds received during 2005 and that were earned during 2006. Other revenues consist of sales of nanoparticles.

             j. Income Taxes

             At, December 31, 2006, the Company had net operating loss carryforwards for federal income tax purposes of approximately $1,878,000 that may be offset against future taxable income. These operating loss carryforwards expire in the years 2025 through 2027. No tax benefit has been reported in the financial statements because the potential tax benefits of the net operating loss carryforwards are offset by a valuation allowance of approximately $1,001,000. The reconciliation of the income tax computed at the U.S. federal statutory rate of 35% to income tax expense for the years ended December 31, 2006 and 2005 and the period ended December 31, 2006, relates to a full valuation allowance principally against the related net operating loss for the year and period then ended, respectively.

                            APPLIED NANOSCIENCE INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                           December 31, 2006 and 2005


NOTE 1 -     ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
             (Continued)

             k. Patents and Acquired Technology

             Amortization of acquired technology is computed over an estimated life of 5 years. Amortization of patents is computed over an estimated life of 17 years. Impairment of the patents and acquired technology is analyzed annually. Amortization for the years ended December 31, 2006 and 2005 and for the period ended December 31, 2006 on the patents and acquired technology was $21,267, $16,000 and $45,267, respectively. Amortization expense related to these intangibles is expected to be $21,267, $21,267 and $13,267, respectively over the next three years.

             l. Stock Based Compensation

             We account for our stock-based compensation plans under Accounting Principles Board Opinion 25, (APB 25) Accounting for Stock Issued to Employees and the related interpretation, for which no compensation cost is of the grant and recorded in the statement of operations for the estimated fair value of stock options issued with an exercise price equal to the fair value of the common stock on the date of grant. The Company uses the "intrinsic" method for determining compensation expense for new options whereby expense is recorded for the quoted market price of the stock issued, or in the case of options, for the difference between the stock's' quoted market price on the date of the grant and the option exercise price. When the market price at the date of the grant exceeds the exercise price of the underlying shares, compensation expense is recorded. Statement of Financial Accounting Standards No. 123 (SFAS
             123) Accounting for Stock-Based Compensation, as amended by Statement of Financial Accounting Standards No. 148 (SFAS 148) Accounting for Stock-Based Compensation-Transition and Disclosure, requires that companies, which do not elect to account for stock-based compensation as prescribed by this statement, disclose the pro-forma effects on earnings and earnings per share as if SFAS 123 has been adopted. The company has not issued any equity instruments in 2006 for equity based compensation to be recorded. Effective January 1, 2006, the Company has adopted the accounting and disclosure requirements of SFAS 1238.

             m. Fair Value of Financial Instruments

             The carrying amounts reported in the balance sheet for cash, accounts receivable, prepaid expenses, accounts payable and accrued expenses approximate fair value based on the short-term maturity of these instruments.

                            APPLIED NANOSCIENCE INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                           December 31, 2006 and 2005


NOTE 1 -     ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
             (Continued)

             n. Loss per share

             Basic Loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share would be calculated as the per share amount that would have resulted if dilutive potential stock had been converted to common stock, as prescribed by SFAS 128. The Company has not presented diluted per share amounts as the dilution would reduce the loss per share. The weighted average shares used reflects the effects of the recapitalization of the reverse merger and the one hundred percent stock dividend declared on June 12, 2007.

             o. New Accounting Pronouncements

             FASB 155 - Accounting for Certain Hybrid Financial Instruments

             In February 2006, the FASB issued FASB Statement No. 155, which is an amendment of FASB Statements No. 133 and 140. This statement; a) permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, b) clarifies which interest-only strip and principal-only strip are not subject to the requirements of Statement 133, c)establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, d) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, e) amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This Statement is effective for financial statements for fiscal years beginning after September 15, 2006. Earlier adoption of the statement is permitted as of the beginning of an entity's fiscal year, provided the entity has not yet issued any financial statements for that fiscal year. Management believes this Statement will have no impact on the financial statements of the Company once adopted.

             FASB 156 -Accounting for Servicing of Financial Assets

             In March 2006, the FASB issued FASB Statement No. 156, which amends FASB Statement No. 140. This Statement establishes, among other things, the accounting for all separately recognized servicing assets and servicing liabilities. This Statement amends Statement No. 140 to acquire that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. This Statement permits, but does not require, the subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value. An entity that uses derivative instruments to mitigate the risks inherent in servicing assets and servicing liabilities is required to account for those derivative instruments at fair value. Under this Statement, an entity can elect subsequent fair value measurement to account for its separately recognized servicing assets and servicing liabilities. By electing that option, an entity may simplify its accounting because this Statement permits income statement recognition of the potential offsetting changes in fair value of those servicing assets and servicing

                            APPLIED NANOSCIENCE INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                           December 31, 2006 and 2005


 NOTE 1 -    ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
             (Continued)

             o. New Accounting Pronouncements - continued

             liabilities and derivative instruments in the same accounting period. This Statement is effective for financial statements for fiscal years beginning after September 15, 2006. Earlier adoption of this Statement is permitted as of the beginning of an entity's fiscal year, provided the entity has not yet issued any financial statement for that fiscal year. Management believes this Statement will have no impact on the financial statements of the Company once adopted.

             FASB Interpretation 48 -Accounting for Uncertainty in Income Taxes

             In July 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 contains a two step approach to recognizing and measuring uncertain tax positions accounted for in accordance with SFAS No. 109. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. This provision is effective for fiscal years beginning after December 15, 2006. We are evaluating the impact, if any; the adoption of this statement will have on our results of operations, financial position or cash flows. Given our substantial loss carry-forward, we do not, in the near term, expect to have any impact of our tax position with the adoption of FIN 48.

             SFAS 157 - Fair Value Measurements

             In September 2006, the FASB issued SFAS No. 157 "Fair Value Measurements." SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, rather it applies under existing accounting pronouncements that require or permit fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact of SFAS No. 157 on our financial statements.

             SAB 108 - Considering the Effects of Prior Year Misstatements

             In September 2006, the Securities and Exchange Commission {"SEC") issued Staff Accounting Bulletin No. 108 (SAB 108) "Considering the Effects of Prior Year Misstatements in Current Year Financial Statements." SAB 108 provides guidance on quantifying financial statement misstatements, including the effects of prior year errors on current year financial statements. SAB 108 is effective for fiscal years beginning after November 15, 2006.

                            APPLIED NANOSCIENCE INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                           December 31, 2006 and 2005


 NOTE 1 -    ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
             (Continued)

             o. New Accounting Pronouncements - continued

             FASB 159 - Fair Value Option for Financial Assets and Financial Liabilities

             In February 2007, the FASB issued FASB Statement No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115" (SFAS 159). This Statement provides companies with an option to measure, at specified election dates, many financial instruments and certain other items at fair value that are not currently measured at fair value. A company that adopts SFAS 159 will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This Statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. This Statement is effective for fiscal years beginning after November 15, 2007. We do not believe that the adoption of SFAS 159 will have a material impact on our results of operations or financial condition.

NOTE 2 -     ACQUIRED TECHNOLOGY

             The Company entered into a "Contract for Assignment of Rights to Filtering Device Incorporating Nanoparticles Invention" (the "Agreement") with a founder during June 2004 that is currently subject to a pending patent. Pursuant to this Agreement, the Company received the rights to the filtering device invention in order to facilitate the marketing and licensing of commercial products and services incorporating the technology. For this acquired technology, the Company issued 4,200,000 shares of common stock valued at $0.00 per share and paid $80,000 in cash.

             Prior to the Company acquiring the technology from the founder, the founder had entered into a license agreement with a corporation whereby he had granted an exclusive worldwide license for the technology to the corporation to manufacture military equipment and environmental face masks utilizing the nanoparticles technology. The founder was originally to receive a 1% royalty on any gross sales proceeds on products utilizing the technology. This 1% royalty was then assigned to the Company pursuant to the Agreement as described above. During October 2005, pursuant to a revised agreement, this royalty was increased to 2.5% for providing possible revenue leads to the license holder. Royalty revenue for the years ended December 31, 2006 and 2005 and for the period ended December 31, 2006 totaled $17,981 $8,100 and $26,976, respectively.

                            APPLIED NANOSCIENCE INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                           December 31, 2006 and 2005


NOTE 3 -     STOCK TRANSACTIONS

             Since inception, the Company has issued the following shares of common stock:

             -   In September 2005, prior to the reverse merger discussed in
                 Note 1, the Company effectuated a 3 for 1 forward stock split. In June 2007, the Company effectuated a one hundred percent stock dividend. All share data has been adjusted retroactively,

             - A total of 13,320,000 shares of common stock were issued to the founders of the Company in June, 2004 valued at $0.000165 per share or $2,220. During August 2005, 3,930,000 of these founder shares were canceled. 4,200,000 shares of common stock were issued to a founder of the Company in June, 2004 valued at $0.00 per share for the acquired technology as described in
                 Note 2.

             - 2,283,000 shares of common stock were issued to certain accredited investors from June 2004 through August, 2005 at $0.335 per share for total proceeds of $761,000.

             - 717,000 shares of common stock were issued to an accredited investor in August, 2005 at $0.335 per share pursuant to a subscription receivable totaling $239,000. This subscription receivable was collected during early 2006.

             - A total of 210,000 shares of common stock were issued to two employees of the Company in August, 2004 for future services to be rendered valued at $0.335 per share ($70,000 total). The $70,000 was originally recorded as deferred compensation and has been amortized over a one year period as the services were rendered. Amortization of this deferred compensation through December 31, 2004 totaled $29,167. The remaining $40,833 was amortized during the year ended December 31, 2005.

             - In September 2005, 4,200,000 shares were issued pursuant to the terms of the merger with Edgar Services, Inc. Such shares issued are accounted for as a recapitalization of the equity structure of Applied Nanoscience Inc. prior to such merger.

             - A total of 530,000 shares of common stock valued at $0.335 per share ($177,000 value) were issued to the Company's President, C.E.O., Vice President and Secretary/Treasurer pursuant to their employment agreements. This $177,000 was originally recorded as deferred compensation. $110,000 is being amortized over a one year period and $67,000 is being amortized over a two year period as the services are rendered. Amortization of this deferred compensation for the year ended December 31, 2006 totaled $97,667.

             - 100,000 shares of common stock valued at $0.335 per share ($33,334 value) were issued to two separate consultants pursuant to consulting agreements. This $33,334 was originally recorded as deferred compensation and is being amortized over a one year period as the services are rendered. Amortization of this deferred compensation for the year ended December 31, 2006 totaled $18,056.

             - 197,040 shares of common stock valued at $0.335 per share ($65,680 value) were issued to a shareholder as a finders fee for fund raising efforts.

             - During 2006, 3,242,874 shares were issued to certain accredited investors from January 2006 through September 2006 at $0.335 per share for total proceeds of $1,086,362.

                            APPLIED NANOSCIENCE INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                           December 31, 2006 and 2005


 NOTE 3 - STOCK TRANSACTIONS (Continued)

             - During 2006, 360,000 shares of common stock valued at $0.335 per share ($120,600 value) were issued to the Company's President pursuant to his employment agreement. This $120,600 was originally recorded as deferred compensation and is being amortized over a two year period. Amortization of this deferred compensation for the year ended December 31, 2006 totaled $56,950.

             - 30,000 shares of common stock valued at $0.335 per share ($10,050 value) were issued to a consultant pursuant to a consulting agreement. This $10,050 was originally recorded as deferred compensation and is being amortized over a one year period as the services are rendered. Amortization of this deferred compensation for the year ended December 31, 2006 totaled $2,931.

             - 460,000 shares of common stock valued at $0.335 per share ($154,100 value) were issued during 2006 in payment of certain legal fees.

             Total deferred compensation at December 31, 2006 and 2005 was $91,705 and $136,659, respectively.

NOTE 4 - COMMITMENTS AND CONTINGENCIES

             The Company has entered into a lease for its office space through November 30, 2007, The commitments for the next five years are as follows;

                         Year Ended
                         December 31,                              Amount

                                2007                              $41,118
                                                                  _______
                                Total                             $41,118
                                                                  =======


             Rent expense for the years ended December 31, 2006 and 2005 and for the period ended December 31, 2006 was $44,542, $42,650 and $94,886, respectively.

             The Company has entered into a two year employment agreement with one of its' executives. The material terms of this employment agreement, includes base salary of $145,000 per annum and the issuance of 120,000 shares of common stock per annum.

             On July 27, 2006, an action was filed by Nanoscale Materials, Inc. ("Nanoscale") against the Company, the Company's President, the Company's founder and Emergency Filtration Products, Inc. On July 5, 2007, the parties entered into a settlement agreement which contains provisions for the dismissal of all claims and counterclaims filed in the action subject to an initial payment by the defendants of $150,000, with a subsequent payment of $450,000 within ninety days. As of December 31, 2006, the Company has accrued such amounts.

                            APPLIED NANOSCIENCE INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                           December 31, 2006 and 2005


NOTE 5 -     DUE TO RELATED PARTIES

             During the year ended December 31, 2005, a stockholder loaned the Company $5,000 on a short-term basis. The amount is unsecured and non-interest bearing. This amount was repaid in 2006.

             Also during the year ended December 31, 2005, a stockholder of the Company paid certain patent costs on behalf of the Company totaling $89,547. The amount was subsequently paid back to the stockholder during 2006.

NOTE 6 -     CONCENTRATION OF CREDIT RISK

             During the year, the Company has maintained cash balances in excess of the Federally insured limits. The funds are with a major money center bank. Consequently, the Company does not believe there is a significant risk in having these balances in one financial institution. The Company had an uninsured cash balance of $268,949 at December 31, 2006.

NOTE 7 -     SUBSEQUENT EVENTS

             In April of 2007, certain Company founders submitted a total of 5,956,538 common shares for cancellation.

             In June of 2007, the Company declared a one hundred percent stock dividend to shareholders of record as of June 12, 2007. All share data has been adjusted retroactively.

             On July 5, 2007, the Company entered into a settlement agreement with Nanoscale Materials, Inc. to end their dispute. The settlement agreement contains provisions for the dismissal of all claims and counterclaims filed in the action subject to an initial payment by the defendants of $150,000, with a subsequent payment of $450,000 within ninety days. As of December 31, 2006, the Company has accrued such amounts.

          The following are the unaudited financial statements for the period ended September 30, 2007.
















                            APPLIED NANOSCIENCE INC.

                         (A DEVELOPMENT STAGE COMPANY)

                              FINANCIAL STATEMENTS

                               SEPTEMBER 30, 2007

                                  (UNAUDITED)

                                    CONTENTS


Balance Sheet............................................................  47

Statements of Operations.................................................  48

Statements of Cash Flows.................................................  49

Notes to the Financial Statements........................................  50

                           APPLIED NANOSCIENCE INC.
                         (A Development Stage Company)
                                 Balance Sheet


                                     ASSETS
                                                                 September 30,
                                                                     2007
                                                                 _____________
                                                                  (Unaudited)

CURRENT ASSETS

      Cash                                                        $    22,131
      Prepaid expenses                                                 15,742
                                                                  ___________
          Total Current Assets                                         37,873
                                                                  ___________
PROPERTY AND EQUIPMENT (Note 1)

      Office equipment                                                  8,707
      Computer equipment                                               25,042
      Furniture and fixtures                                           10,567
      Less accumulated depreciation                                   (34,334)
                                                                  ___________
          Total Property and Equipment                                  9,982
                                                                  ___________
OTHER ASSETS

      Deposits                                                          6,254
      Patents and acquired technology, net of amortization
          of $55,901 (Notes 1 and 2)                                  108,329
                                                                  ___________
          Total Other Assets                                          114,583
                                                                  ___________
          TOTAL ASSETS                                            $   162,438
                                                                  ===========

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

      Accrued legal settlement                                    $   225,000
      Accrued payroll liabilities                                      59,991
      Deferred revenue                                                 15,525
      Other accrued expenses                                          107,060
                                                                  ___________
          Total Current Liabilities                                   407,576
                                                                  ___________

STOCKHOLDERS' EQUITY (DEFICIT)
      Common stock, 50,000,000 shares authorized of $0.001
       par value, 22,194,301 shares issued                             22,194
       and outstanding
      Additional paid-in capital                                    3,345,332
      Deficit accumulated during the development stage             (3,612,664)
                                                                  ___________
          Total Stockholders' Equity(Deficit)                        (245,138)
                                                                  ___________
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)    $   162,438
                                                                  ===========


The accompanying notes are an integral part of these unaudited financial statements.



                                                          APPLIED NANOSCIENCE INC.
                                                        (A Development Stage Company)
                                                          Statements of Operations

                                                                                                                      From Inception
                                                     For the          For the         For the          For the       on June 4, 2004
                                                   Three Months    Three Months     Nine Months      Nine Months         Through
                                                  September 30,   September 30,    September 30,    September 30,     September 30,
                                                       2007            2006             2007            2006               2007
                                                  __________________________________________________________________________________
                                                   (Unaudited)      (Unaudited)     (Unaudited)      (Unaudited)       (Unaudited)

REVENUES

      Royalties                                    $         -     $       837      $         -      $    75,948       $    26,976
      Sales                                                  -               -                -           29,900            36,800
      Other revenues                                         -               -                -                -             4,500
                                                   _________________________________________________________________________________

          Total Revenues                                     -             837                 -         105,848            68,276
                                                   _________________________________________________________________________________

EXPENSES

      Cost of revenues                                       -               -                -           19,500            24,000
      Amortization expense                               5,317           5,317           15,951           15,951            61,218
      Depreciation expense                               2,715           3,086            8,816            9,994            39,701
      Legal Settlement                                       -               -                -                -           600,000
      Compensation expense                             151,039         139,640          284,417          474,697         1,612,651
      Professional fees and consulting                  83,616          61,464          331,562           64,476           833,525
      Research and development costs                     5,000          12,005           59,000           36,547           128,852
      Office rent                                       11,187          10,897           33,561           33,355           128,447
      Other general and administrative expenses         41,418          25,154           90,722           67,062           253,157
                                                   _________________________________________________________________________________

          Total Expenses                               300,292         257,563          824,029          721,582         3,681,551
                                                   _________________________________________________________________________________

LOSS FROM OPERATIONS                                  (300,292)       (256,726)        (824,029)        (615,734)       (3,613,275)
                                                   _________________________________________________________________________________

OTHER (EXPENSE) INCOME
      Loss on disposal of equipment                                     (3,034)                           (3,034)           (3,034)
      Interest income                                      959             606            1,334            1,377             3,645
                                                   _________________________________________________________________________________

          Total Other (Expense) Income                     959          (2,428)           1,334           (1,657)              611
                                                   _________________________________________________________________________________

NET LOSS                                           $  (299,333)    $  (259,154)     $  (822,695)     $  (617,391)      $(3,612,664)
                                                   ===============================================================================

BASIC AND DILUTED LOSS PER SHARE                   $     (0.01)    $     (0.01)     $     (0.04)     $     (0.03)
                                                   =============================================================

WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING - BASIC & DILUTED              21,720,026      25,575,345       22,822,285       24,192,961
                                                   =============================================================


The accompanying notes are an integral part of these unaudited financial statements.



                                           APPLIED NANOSCIENCE INC.
                                         (A Development Stage Company)
                                           Statements of Cash Flows

                                                                                                   From Inception
                                                                For the            For the         on June 4, 2004
                                                              Nine Months        Nine Months           Through
                                                             September 30,      September 30,       September 30,
                                                                 2007               2006                2007
                                                             _____________________________________________________
                                                              (Unaudited)        (Unaudited)         (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss                                                       $(822,695)         $  (617,391)       $(3,612,664)
Adjustments to reconcile net loss to net cash
 used in operating activities:
      Depreciation and amortization                               24,767               25,945            100,919
      Loss on disposal of equipment                                                     3,034              3,034
      Stock issued for services                                  244,549                    -            470,869
      Deferred compensation                                       58,206              120,747            307,485
Changes in assets and liabilities:
      Decrease (increase) in accounts receivable                  25,775              (14,375)                 0
      (Increase) in royalty receivable                                                (55,948)                 0
      (Increase) decrease in prepaid
        expenses and deposits                                     (2,477)             (61,176)           (21,996)
      Increase (decrease) in accounts payable                                          (4,500)                 0
      Increase (decrease) in deferred revenue                     15,525              (20,000)            15,525
      (Decrease) increase in legal settlement                   (375,000)                   -            225,000
      (Decrease) increase in other accrued expenses               (9,323)                 574            107,060
      (Decrease) increase in accrued payroll liabilities          (8,955)            (103,690)            59,989
                                                               _________________________________________________

          Net Cash Used in Operating Activities                 (849,628)            (726,780)        (2,344,779)
                                                               _________________________________________________

CASH FLOWS FROM INVESTING ACTIVITIES:

      Cash paid for acquired technology                                -                    -            (80,000)
      Purchase of fixed assets                                         -               (3,557)           (52,716)
                                                               _________________________________________________

          Net Cash Used in Investing Activities                        -               (3,557)          (132,716)
                                                               _________________________________________________

CASH FLOWS FROM FINANCING ACTIVITIES:

      Advance (repayment) from related party                           -              (94,547)           (89,547)
      Receipt of subscription receivable                               -              239,000            239,000
      Issuance of common stock for cash, net                     502,810            1,086,363          2,350,173
                                                               _________________________________________________

          Net Cash Provided by Financing Activities              502,810            1,230,816          2,499,626
                                                               _________________________________________________

NET INCREASE (DECREASE) IN CASH                                 (346,818)             500,479             22,131

CASH AT BEGINNING OF PERIOD                                      368,949               17,702                  0
                                                               _________________________________________________

CASH AT END OF PERIOD                                          $  22,131          $   518,181        $    22,131
                                                               =================================================

SUPPLEMENTAL CASH FLOW INFORMATION:

      Cash paid for interest                                   $       -          $         -
      Cash paid for income taxes                               $       -          $         -

NON-CASH FINANCING ACTIVITIES:
      Common stock issued for services rendered                $ 244,549          $         -
      Stock offering costs and deferred
        compensation accrued                                   $       -          $         -


The accompanying notes are an integral part of these unaudited financial statements.


                            APPLIED NANOSCIENCE INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                               September 30, 2007
                                   (Unaudited)


NOTE 1 -      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              a.  Organization

              Applied Nanoscience Inc. (the "Company") was organized in the State of Nevada on June 4, 2004 to commercialize an innovative and proprietary nanoparticle enhanced filter technology platform through licensing agreements.

              On September 1, 2005 Applied Nanoscience Inc., the accounting acquirer, was acquired by Edgar Services, Inc., the legal acquirer, a Nevada corporation, for 16,800,000 shares of outstanding common stock. The share exchange had been accounted for as a reverse acquisition under the purchase method for business combinations. Accordingly, the combination of the two companies was recorded as a recapitalization of Applied Nanoscience Inc. pursuant to which Applied Nanoscience Inc. is treated as the continuing entity. The capital structure of Applied Nanoscience Inc. has been recapitalized to account for the equity structure subsequent to the acquisition as if Applied Nanoscience Inc. had been the issuer of the common stock for all periods presented. Subsequent to the share exchange with the approval of the Board of Directors, Edgar Services, Inc. changed its name to Applied Nanoscience Inc.

              The accompanying financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows at September 30, 2007, and for all periods presented herein, have been made.

              Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted In the United States of America have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 2006 audited financial statements. The results of operations for the three months ended September 30, 2007 and 2006 are not necessarily indicative of the operating results for the full years.


              b. Basis of Presentation - Going Concern and Development Stage

              The Company's financial statements are prepared using accounting principles generally applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred operating losses since inception in the amount of $3,612,664, resulting in a deficit of $(245,138) as at September 30, 2007. The Company's ability to continue as a going concern may be dependent upon the successful execution of management's ongoing business plans which include securing license agreements related to its technology, ongoing marketing efforts, and the hiring of additional support staff, while raising additional funds until revenues are sufficient to cover the costs.

                            APPLIED NANOSCIENCE INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                               September 30, 2007
                                   (Unaudited)


NOTE 1 -      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
              (Continued)


              Due to the start-up nature of the business, the financial statements are being presented as a development stage enterprise pursuant to Statement of Financial Accounting Standards No. 7. The Company is developing the business of proprietary nanoparticle enhanced filter technology platform.

              c.  Reclassifications

              Certain prior period balances have been reclassified to conform to the current year's presentation. These reclassifications had no impact on previously reported results of operations or stockholders' deficit.

              d.  Use of Estimates

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

              e.  Revenue Recognition

              The Company records royalty revenue when the obligation for the corporation owning the exclusive licensing rights to pay occurs. This obligation occurs when the customer records any gross sales utilizing the technology licensed by the Company. Other revenues consist of sales of nanoparticles.

              f.  Fair Value of Financial Instruments

              The carrying amounts reported in the balance sheet for cash, accounts receivable, prepaid expenses, accounts payable and accrued expenses approximate fair value based on the short-term maturity of these instruments.

             g. Loss per share

              Basic Loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share would be calculated as the per share amount that would have resulted if dilutive potential stock had been converted to common stock, as prescribed by SFAS 128. The Company has not presented diluted per share amounts as the dilution would reduce the loss per share. The weighted average shares used reflects the effects of the recapitalization of the reverse merger and the one hundred percent stock dividend declared on June 12, 2007.

                            APPLIED NANOSCIENCE INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                               September 30, 2007
                                   (Unaudited)


NOTE 1 -      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
              (Continued)


              h.  Allowance for Doubtful Accounts

              Accounts receivable are shown net of any allowances for bad debts at September 30, 2007. The Company records an allowance for doubtful accounts when such accounts are considered to be uncollectible. The allowance for doubtful accounts at September 30, 2007 is $187,500.

              i. New Accounting Pronouncements

              FASB 159 - Fair Value Option for Financial Assets and Financial Liabilities

              In February 2007, the FASB issued FASB Statement No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115" (SFAS 159). This Statement provides companies with an option to measure, at specified election dates, many financial instruments and certain other items at fair value that are not currently measured at fair value. A company that adopts SFAS 159 will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This Statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. This Statement is effective for fiscal years beginning after November 15, 2007. We do not believe that the adoption of SFAS 159 will have a material impact on our results of operations or financial condition.


              FASB 141(revised 2007) - Business Combinations

              In December 2007, the FASB issued FASB Statement No. 141 (revised
              2007), Business Combinations. This Statement replaces FASB Statement No. 141, Business Combinations. This Statement retains the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This Statement defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control. This Statement's scope is broader than that of Statement 141, which applied only to business combinations in which control was obtained by transferring consideration. By applying the same method of accounting--the acquisition method--to all transactions and other events in which one entity obtains control over one or more other businesses, this Statement improves the comparability of the information about business combinations provided in financial reports.

                            APPLIED NANOSCIENCE INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                               September 30, 2007
                                   (Unaudited)


NOTE 1 -      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
              (Continued)

              This Statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the Statement. That replaces Statement 141's cost-allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values.

              This Statement applies to all transactions or other events in which an entity (the acquirer) obtains control of one or more businesses (the acquirer), including those sometimes referred to as "true mergers" or "mergers of equals" and combinations achieved without the transfer of consideration, for example, by contract alone or through the lapse of minority veto rights. This Statement applies to all business entities, including mutual entities that previously used the pooling-of-interests method of accounting for some business combinations. It does not apply to: (a) The formation of a joint venture, (b) The acquisition of an asset or a group of assets that does not constitute a business, (c) A combination between entities or businesses under common control,
              (d) A combination between not-for-profit organizations or the acquisition of a for-profit business by a not-for-profit organization.

              This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. Management believes this Statement will have no impact on the financial statements of the Company once adopted.

              FASB 160 - Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51

              In December 2007, the FASB issued FASB Statement No. 160 - Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51. This Statement applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. Not-for-profit organizations should continue to apply the guidance in Accounting Research Bulletin No. 51, Consolidated Financial Statements, before the amendments made by this Statement, and any other applicable standards, until the Board issues interpretative guidance.

                            APPLIED NANOSCIENCE INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                               September 30, 2007
                                   (Unaudited)


NOTE 1 -      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
              (Continued)

              This Statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Before this Statement was issued, limited guidance existed for reporting noncontrolling interests. As a result, considerable diversity in practice existed. So-called minority interests were reported in the consolidated statement of financial position as liabilities or in the mezzanine section between liabilities and equity. This Statement improves comparability by eliminating that diversity.

              A noncontrolling interest, sometimes called a minority interest, is the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. The objective of this Statement is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require: (a) The ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent's equity, (b) The amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income, (c) Changes in a parent's ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently. A parent's ownership interest in a subsidiary changes if the parent purchases additional ownership interests in its subsidiary or if the parent sells some of its ownership interests in its subsidiary. It also changes if the subsidiary reacquires some of its ownership interests or the subsidiary issues additional ownership interests. All of those transactions are economically similar, and this Statement requires that they be accounted for similarly, as equity transactions, (d) When a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value. The gain or loss on the deconsolidation of the subsidiary is measured using the fair value of any noncontrolling equity investment rather than the carrying amount of that retained investment, (e) Entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.

              This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends). Earlier adoption is prohibited. This Statement shall be applied prospectively as of the beginning of the fiscal year in which this Statement is initially applied, except for the presentation and disclosure requirements. The presentation and disclosure requirements shall be applied retrospectively for all periods presented. Management believes this Statement will have no impact on the financial statements of the Company once adopted.

                            APPLIED NANOSCIENCE INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                               September 30, 2007
                                   (Unaudited)


NOTE 2 -      ACQUIRED TECHNOLOGY

              The Company entered into a "Contract for Assignment of Rights to Filtering Device Incorporating Nanoparticles Invention" (the "Agreement") with a founder during June 2004 that is currently subject to a pending patent. Pursuant to this Agreement, the Company received the rights to the filtering device invention in order to facilitate the marketing and licensing of commercial products and services incorporating the technology. For this acquired technology, the Company issued 4,200,000 shares of common stock valued at $0.00 per share and paid $80,000 in cash.

              Prior to the Company acquiring the technology from the founder, the founder had entered into a license agreement with a corporation whereby he had granted an exclusive worldwide license for the technology to the corporation to manufacture military equipment and environmental face masks utilizing the nanoparticles technology. The founder was originally to receive a 1% royalty on any gross sales proceeds on products utilizing the technology. This 1% royalty was then assigned to the Company pursuant to the Agreement as described above. During October 2005, pursuant to a revised agreement, this royalty was increased to 2.5% for providing possible revenue leads to the license holder. Royalty revenue for the years ended December 31, 2006 and 2005 and for the period ended December 31, 2006 totaled $17,981 $8,100 and $26,976, respectively. The Company did not record any royalty revenue in the 2007 periods.


NOTE 3 -      STOCK TRANSACTIONS

              - During 2007, 1,500,925 shares were issued to certain accredited investors at $0.335 per share for total proceeds of $502,810.

              - During 2007, 730,000 shares of common stock were issued for services.

              - 175,000 shares of common stock valued at $0.335 per share
                ($58,625 value) were issued to three separate consultants pursuant to consulting agreements.

              - 5,956,538 founders shares were cancelled.

              Total deferred compensation at September 30, 2007 was $33,499.


NOTE 4 -      COMMITMENTS AND CONTINGENCIES

              The Company has entered into a lease for its office space through November 30, 2007. The commitments for the next five years are as follows;

                           Year Ended
                           December 31,                    Amount

                                   2007                    $41,118
                                   2008                          -
                                                           _______
                                  Total                    $41,118
                                                           =======

                            APPLIED NANOSCIENCE INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                               September 30, 2007
                                   (Unaudited)


NOTE 4 - COMMITMENTS AND CONTINGENCIES (Continued)

              Rent expense for the three months ended September 30, 2007 and 2006 was $10,897 and $11,561, respectively. Rent expense for the nine months ended September 30, 2007 and 2006 was $33,561 and $33,355, respectively.

              The Company has entered into a two year employment agreement with one of its' executives. The material terms of this employment agreement, includes base salary of $145,000 per annum and the issuance of 120,000 shares of common stock per annum.

              On July 27, 2006, an action was filed by Nanoscale Materials, Inc. ("Nanoscale") against the Company, the Company's President, the Company's founder and Emergency Filtration Products, Inc. On July 5, 2007, the parties entered into a settlement agreement which contains provisions for the dismissal of all claims and counterclaims filed in the action subject to an initial payment by the defendants of $150,000, with a subsequent payment of $450,000 within ninety days. As of December 31, 2006, the Company has accrued such amounts. The initial payment of $150,000 was paid on July 5, 2007 and a subsequent payment of $225,000. was paid on September 7, 2007. The final balance of $225,000 was paid on October 24, 2007. Emergency Filtration Products has agreed to share the legal settlement equally with the Company and has executed notes in favor of the Company in the amount of $187,500. for their share of payments made through September 30, 2007. Such notes have been fully reserved by the Company due to the financial condition of Emergency Filtration Products.

              On July 30, 2007, the Company entered into a letter of intent with Emergency Filtration Products, Inc. ("EFP") to combine the two companies in an all stock transaction. The letter of intent is subject to: (1) the completion of satisfactory due diligence; (2) the preparation and execution of a definitive merger agreement;
              (3) the final approval by both boards of directors; (4) obtaining approval of the merger by shareholders of each company, and; (5) a registration statement becoming effective.

              The terms of the letter of intent call for the Company to issue approximately 34,875,000 shares of its common stock and 17,437,500 warrants for the purchase of additional shares in exchange for the approximately 45,250,000 outstanding shares of EFP. The EFP shareholders will receive 0.77 shares of the Company's common stock for every one share of EFP, plus one warrant to purchase an additional share of the Company's common stock for every two shares of EFP converted. The ratio is designed so that EFP shareholders will own approximately 62% of the combined resulting company, prior to any adjustments for warrant exercise or future financings.

              Under the agreements with subscribers of the Company's private equity placements, the Company is obligated to issue 9,205,067 warrants to purchase additional shares of the Company's stock at $.50 per share. 6,242,874 warrants expire on December 31, 2008 and 2,962,193 warrants expire at various dates between July 25, 2009 and September 26, 2009. The Company expects to issue these warrants in the first quarter of 2008.

                                    PART III


ITEM 1.  EXHIBIT INDEX

                                                       Sequential
No. Page No.

3    By-laws, Articles of Incorporation
     3.1  Articles of Incorporation, as amended
     3.2  By-laws

10   Material Contracts
     10.1 Articles of Merger
     10.2 Agreement and Plan of Merger

                                   SIGNATURES


Pursuant to the requirements of Section 12 of the Securities Exchange
Act of 1934, the Registrant has duly caused this Form 10KSB12G to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 8, 2008


                                   By:
                                   ______________________________
                                   Thomas K. Allen
                                   President and Director